Exhibit 2.2



                         SECURITIES PURCHASE AGREEMENT



                                 BY AND AMONG



                          AMERICAN TOWER CORPORATION,



                            VERESTAR MANAGER, LLC,



                                      AND



                                VERESTAR, INC.





                                AUGUST 29, 2003


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                               TABLE OF CONTENTS

                                                                            Page

SECTION 1. Definitions.........................................................1


SECTION 2. Sale of the Purchased Units.........................................7

         2.1      Sale of the Purchased Units..................................7
         2.2      Intentionally Omitted........................................7
         2.3      Purchase Price Allocation....................................7

SECTION 3. Closing Date; Delivery..............................................8

         3.1      Closing......................................................8
         3.2      Delivery.....................................................8

SECTION 4. Representations and Warranties of the Company and Seller............8

         4.1      Capitalization...............................................9
         4.2      Due Issuance and Authorization of Capital....................9
         4.3      Organization................................................10
         4.4      Subsidiaries................................................11
         4.5      Consents....................................................11
         4.6      Financial Statements........................................12
         4.7      Title to Property and Assets................................12
         4.8      Authorization; Enforceability...............................13
         4.9      No Conflicts................................................14
         4.10     Intellectual Property.......................................14
         4.11     Foreign Corrupt Practices Act...............................16
         4.12     Material Contracts..........................................17
         4.13     Right of First Refusal; Voting and Registration Rights......18
         4.14     Previous Issuances Exempt...................................18
         4.15     Absence of Certain Developments.............................19
         4.16     No Undisclosed Liabilities..................................19
         4.17     Litigation..................................................19
         4.18     Company Permits and Compliance with Laws....................19
         4.19     Taxes.......................................................20
         4.20     Employee Relations..........................................22
         4.21     Brokers.....................................................23
         4.22     Environmental Matters.......................................23
         4.23     Related-Party Transactions..................................24
         4.24     Insurance...................................................24
         4.25     Corporate Records...........................................25
         4.26     Intentionally omitted.......................................25
         4.27     Customers; Suppliers........................................25
         4.28     Accounts Receivable.........................................25
         4.29     Insolvency..................................................25
         4.30     No Acceleration of Vesting..................................25
         4.31     Capital Contribution........................................26
         4.32     Disclosure..................................................26

SECTION 5. Representations and Warranties of the Purchaser....................26

         5.1      Organization................................................26
         5.2      Disclosure of Information...................................26
         5.3      Authorization; Enforceability...............................27
         5.4      Intent......................................................27
         5.5      Investor Sophistication.....................................27
         5.6      Accredited Investor Status..................................27
         5.7      No Registration.............................................28
         5.8      FCC Qualifications..........................................28

SECTION 6. Conditions to Closing of the Purchaser.............................28

         6.1      Representations and Warranties Correct......................28
         6.2      Performance.................................................28
         6.3      Compliance Certificate......................................28
         6.4      No Material Adverse Change..................................28
         6.5      Restructuring...............................................28
         6.6      FCC Consent.................................................29
         6.7      LLC Agreements..............................................29
         6.8      Release.....................................................29
         6.9      No Default..................................................29
         6.10     Transition Services Agreement...............................29
         6.11     Supporting Documents........................................29
         6.12     Key Management..............................................30
         6.13     Required Consents...........................................30
         6.14     Bank Releases...............................................30
         6.15     Audit Engagement Letter.....................................30
         6.16     Opinion of FCC Counsel......................................30
         6.17     Company Vendors.............................................30
         6.18     Intercompany Services Agreement.............................31

SECTION 7. Conditions to Closing of the Seller................................31

         7.1      Representations and Warranties Correct......................31
         7.2      Performance.................................................31
         7.3      Compliance Certificate......................................31
         7.4      LLC Agreements..............................................31
         7.5      Transition Services Agreement...............................31
         7.6      FCC Consent.................................................31

SECTION 8. Covenants..........................................................31

         8.1      Interim Covenants...........................................31
         8.2      FCC Covenants...............................................34
         8.3      Access to Information.......................................34
         8.4      Notification of Certain Matters.............................34
         8.5      Confidentiality.............................................34
         8.6      No Shop.....................................................35
         8.7      Regulatory Filings..........................................36
         8.8      Sale of Assets..............................................37
         8.9      Nonsolicitation.............................................37
         8.10     MTN Purchase Agreement; Gentel Purchase Agreement...........37
         8.11     Capital Contribution........................................38

SECTION 9. Indemnification....................................................38

         9.1      Survival....................................................38
         9.2      Indemnification.............................................38
         9.3      Procedures; No Waiver.......................................40
         9.4      Right to Setoff.............................................41
         9.5      Tax Matters.................................................41
         9.6      Sole Remedy.................................................41
         9.7      Consequential Damages.......................................41
         9.8      Insurance...................................................41
         9.9      Mitigation..................................................41

SECTION 10. Tax Matters.......................................................42

         10.1     Indemnity...................................................42
         10.2     Tax Returns.................................................43
         10.3     Tax Contests................................................44
         10.4     Transfer Taxes..............................................45
         10.5     Tax Refunds.................................................45
         10.6     Survival....................................................45
         10.7     Tax Sharing Agreements......................................45
         10.8     Miscellaneous...............................................45

SECTION 11. Termination.......................................................46

         11.1     Grounds for Termination.....................................46
         11.2     Effect of Termination.......................................47

SECTION 12. Miscellaneous.....................................................47

         12.1     Governing Law; Jurisdiction.................................47
         12.2     Successors and Assigns......................................48
         12.3     Entire Agreement; Amendments................................48
         12.4     Notices, etc................................................48
         12.5     Delays or Omissions.........................................49
         12.6     Severability................................................49
         12.7     Expenses....................................................49
         12.8     Titles and Subtitles........................................49
         12.9     Jury Waiver.................................................50
         12.10    No Announcements............................................50
         12.11    No Third-Party Beneficiaries................................50
         12.12    Counterparts................................................50
         12.13    Commercially Reasonable Efforts.............................50
         12.14    Specific Performance........................................50
         12.15    Construction................................................51

                               LIST OF EXHIBITS



Exhibit A     Intercompany Services Agreement
Exhibit B     Limited Liability Company Operating Agreement of the Resulting LLC
Exhibit C     Certificate of Formation of the Resulting LLC
Exhibit D     Seller Warrant
Exhibit E     Transition Services Agreement

                         SECURITIES PURCHASE AGREEMENT

                  This Securities Purchase Agreement, including the Exhibits and Schedules hereto (this "Agreement"), is made as of August 29, 2003, by and among American Tower Corporation, a Delaware corporation ("Seller"), Verestar Manager, LLC, a Delaware limited liability company ("Purchaser"), and Verestar, Inc., a Delaware corporation (the "Company").

                  Whereas, the Company is currently a wholly owned Subsidiary of the Seller;

                  Whereas, pursuant to the LLC Conversion and the Subsidiary LLC Conversions, the Company and each Domestic Subsidiary shall convert at least one day prior to the Closing Date into Delaware limited liability companies and Seller shall own 100% of the equity interests of the Resulting LLC and the Resulting LLC shall own 100% of the equity interests of each of the Subsidiary Resulting LLCs; and

                  Whereas, subject to the LLC Conversion and the Subsidiary LLC Conversions, the Seller desires to sell and the Purchaser desires to purchase such amount of equity of the Resulting LLC such that the Purchaser will own 100% of the issued and outstanding equity interests, and 66.67% of the equity interests on a fully diluted basis including the Seller Warrant, of the Resulting LLC.

                  Now, therefore, in consideration of the foregoing, of the mutual promises herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                                  SECTION 1.
                                  Definitions

                  Unless the context otherwise requires, the terms defined in this Section 1 shall have the meanings specified for all purposes in this Agreement.

                  "Adverse Claim" has the meaning set forth in Section 8-102 of the New York Uniform Commercial Code.

                  "Affiliate" of any Person means any other Person which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term "control" (including the terms "controlling," "controlled by" and "under common control with") as used with respect to any Person means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

                  "Agreement" has the meaning set forth in the preamble.

                  "Allocation Dispute Notice" has the meaning set forth in
Section 2.3 hereof.

                  "Allocation Statement" has the meaning set forth in Section
2.3 hereof.

                  "Assumed Liabilities" has the meaning set forth in Section
2.3 hereof.

                  "Back-Stop Loan" has the meaning set forth in Section 8.8 hereof.

                  "Balance Sheet" has the meaning set forth in Section 4.6 hereof.

                  "Breaching Party" has the meaning set forth in Section 12.14 hereof.

                  "Break-Up Fee" has the meaning set forth in Section 11.2(b) hereof.

                  "Business Day" means any day on which banks are not required or authorized by Law or executive order to close in the City of New York.

                  "Closing" has the meaning set forth in Section 3.1 hereof.

                  "Closing Date" has the meaning set forth in Section 3.1 hereof.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Common Stock" has the meaning set forth in Section 4.1(a).

                  "Company" has the meaning set forth in the preamble and, from and after the LLC Conversion, shall include the Resulting LLC.

                  "Company Permits" has the meaning set forth in Section 4.18(c) hereof.

                  "Company Subsidiary" means any Subsidiary of the Company and from and after the Subsidiary LLC Conversions, shall include any Subsidiary Resulting LLC.

                  "Competing Transaction" has the meaning set forth in Section
8.6 hereof.

                  "Contracts" means all contracts, agreements (whether oral or written and whether express or implied), leases, licenses, commitments, sales and purchase orders and other instruments.

                  "Conveyance Taxes" has the meaning set forth in Section 10.4 hereof.

                  "Domestic Subsidiary" means a Company Subsidiary formed or incorporated under the laws of the United States or any state or political subdivision thereof.

                  "Employee Benefit Plans" has the meaning set forth in
Section 4.20(a) hereof.

                  "Encumbrances" has the meaning set forth in Section 4.2 hereof.

                  "Environmental Laws" has the meaning set forth in Section 4.22(b) hereof.

                  "Expiration Date" has the meaning set forth in Section 11.1(b) hereof.

                  "FCC" means the Federal Communications Commission.

                  "FCC Consent" means an order or orders of the FCC consenting to the transfer of control and/or assignment of the Company Permits from the Seller and/or the Company (pre-Closing) to the Purchaser and/or the Company (post-Closing).

                  "Financial Statements" has the meaning set forth in Section
4.6 hereof.

                  "Foreign Subsidiary" means a Company Subsidiary formed, organized or incorporated under the laws of a country or jurisdiction other than the United States or any state or political subdivision thereof.

                  "GAAP" means United States generally accepted accounting standards consistently applied.

                  "Gentel" means General Telecom.

                  "Gentel Purchase Agreement" means the Purchase and Sale Agreement dated as of April 1, 2003, between the Company and New Global Telecom, Inc.

                  "Governmental Entity" means any national, federal, state, municipal, local, territorial, foreign or other government or any department, commission, board, bureau, agency, regulatory authority or instrumentality thereof, or any court, judicial, administrative or arbitral body or public or private tribunal.

                  "Hazardous Material" has the meaning set forth in Section 4.22(b) hereof.

                  "Indemnified Person" has the meaning set forth in Section 9.3(b) hereof.

                  "Indemnifying Person" has the meaning set forth in Section 9.3(b) hereof.

                  "Indemnity Basket" has the meaning set forth in Section 9.2(c)(i) hereof.

                  "Indemnity Cap" has the meaning set forth in Section 9.2(c)(ii) hereof.

                  "Information" has the meaning set forth in Section 8.5 hereof.

                  "Intellectual Property" means Trademarks; patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing) and all content and information contained on any website; Software; "mask works" (as defined under 17 USC ss. 901) and any registrations and applications for "mask works"; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; in each case used in or necessary for the conduct of the Company's and each Subsidiary's business as currently conducted or contemplated to be conducted.

                  "Intercompany Services Agreement" means the Intercompany Services Agreement in the form attached hereto as Exhibit A.

                  "Interim Balance Sheet" has the meaning set forth in Section
4.6 hereof.

                  "Interim Financial Statements" has the meaning set forth in
Section 4.6 hereof.

                  "IRS" means the Internal Revenue Service.

                  "Key Managers" means those employees of the Company set forth in a side letter dated as of the date hereof.

                  "Law" means any Federal, state, foreign or local statute, law, ordinance, regulation, rule, code, order, judgment, decree, other requirement or rule of law of the United States or any other jurisdiction and any other similar act or law.

                  "License Agreements" has the meaning set forth in Section 4.10(b)(ii) hereof.

                  "LLC Agreement" means the Resulting LLC's operating agreement in the form attached hereto as Exhibit B.

                  "LLC Conversion" means any transaction or series of transactions, reasonably satisfactory to the Purchaser (and which does not create adverse Tax consequences to the Purchaser or its members), directly or indirectly, whether by conversion, contribution, merger, acquisition or otherwise, resulting in a limited liability company, organized under Delaware Law, (w) substantially all of the assets of which consist of substantially all of the assets that were held directly or indirectly by the Company immediately prior to such transaction, (x) all of the equity interests of which are held by the Seller, (y) with a certificate of formation in the form attached hereto as Exhibit C, and (z) with the LLC Agreement as its operating agreement from and after the Closing.

                  "Losses" has the meaning set forth in Section 9.2(a) hereof.

                  "Material Adverse Effect" has the meaning set forth in
Section 4.3(a) hereof.

                  "MTN" means Maritime Telecommunications Network, Inc.

                  "MTN Purchase Agreement" means the Stock Purchase Agreement dated as of February 10, 2003, by and among the Company, MTN and MTN Acquisition Corporation.

                  "MTN Services Agreement" means the Services Agreement dated as of February 10, 2003, entered into by MTN and the Company in connection with the sale of MTN.

                  "Non-Breaching Party" has the meaning set forth in Section
12.14 hereof.

                  "Note Purchase Agreement" means that certain Note Purchase and Revolving Credit Agreement between the Purchaser or its Affiliates or members and the Company dated as of the date hereof.

                  "Parent Credit Agreement" shall mean a credit agreement to be entered into by the Company and the Seller, as the same may be amended, restated, supplemented or otherwise modified from time to time.

                  "Permitted Encumbrances" means (i) zoning laws and other land use restrictions that do not materially impair the present use or occupancy of the property subject thereto; (ii) any Encumbrances for Taxes, assessments and other governmental charges not yet due and payable or due and being contested in good faith in proper proceedings and for which a proper reserve is reflected on the Interim Financial Statements; (iii) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other similar Encumbrances arising in the ordinary course of business, consistent with past practice or being contested in good faith; and (iv) with respect to any real property, any defects, easement rights of way, restrictions, covenants, claims or other similar charges, that would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the use or possession of such Real Property.

                  "Person" means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, Governmental Entity or other entity.

                  "Pre-Closing Tax Contest" has the meaning set forth in
Section 10.3(b) hereof.

                  "Protected Purchaser" has the meaning set forth in Section 8-303 of the New York Uniform Commercial Code.

                  "Purchase Price" has the meaning set forth in Section 2.1 hereof.

                  "Purchased Assets" has the meaning set forth in Section 2.3 hereof.

                  "Purchased Units" has the meaning set forth in Section 2.1 hereof.

                  "Purchaser" has the meaning set forth in the preamble.

                  "Purchaser Party" has the meaning set forth in Section 9.2(a) hereof.

                  "Real Property" shall mean all real property that is owned or used by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet.

                  "Representatives" means with respect to any Person, its officers, directors, members, partners, employees, counsel, financial advisors, agents and other authorized representatives and agents.

                  "Required Consent" has the meaning set forth in Section 4.5 hereof.

                  "Resulting LLC" means a Delaware limited liability company resulting from the LLC Conversion.

                  "Scheduled Assets" has the meaning set forth in Section 8.8 hereof.

                  "Secured Notes" means the secured notes issued, or to be issued, by the Company in accordance with the Note Purchase Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Seller" has the meaning set forth in the preamble.

                  "Seller Party" has the meaning set forth in Section 9.2(b) hereof.

                  "Seller Warrant" means the Warrant in the form attached hereto as Exhibit D.

                  "Significant Customer" has the meaning set forth in Section 4.27(a) hereof.

                  "Software" means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) computerized databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

                  "Straddle Period" has the meaning set forth in Section 10.1(b) hereof.

                  "Subsidiary" means, with respect to any Person, any corporation, association trust, limited liability company, partnership, joint venture or other business association or entity (i) at least 50% of the outstanding voting securities of which are at the time owned or controlled directly or indirectly by such Person or (ii) with respect to which such Person possesses, directly or indirectly, the power to direct or cause the direction of the affairs or management.

                  "Subsidiary LLC Conversion" means any transaction or series of transactions, reasonably satisfactory to the Purchaser (and which does not create adverse Tax consequences to the Purchaser or its members), directly or indirectly, whether by conversion, contribution, merger, acquisition or otherwise, resulting in a limited liability company, organized under Delaware Law, (w) substantially all of the assets of which consist of substantially all of the assets that were held directly or indirectly by a Domestic Subsidiary immediately prior to such transaction, (x) all of the equity interests of which are held by the Resulting LLC or a Subsidiary Resulting LLC, (y) with a certificate of formation in form and substance reasonably acceptable to the Purchaser, and (z) with a limited liability operating agreement in form and substance reasonably acceptable to the Purchaser from and after the Closing.

                  "Subsidiary Resulting LLC" means a Delaware limited liability company resulting from a Subsidiary LLC Conversion.

                  "Tax" means any and all federal, state, local or non-U.S. taxes, fees, levies, duties, tariffs, imposts, and other similar charges on or with respect to net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, franchise, capital, paid-up capital, profits, greenmail, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, Code Section 59A or windfall profit tax, custom, duty, value added or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax.

                  "Tax Contest" has the meaning set forth in Section 10.3(a) hereof.

                  "Tax Return" means any return, claim, election, information return, declaration, report, statement and other document required to be filed in respect of Taxes.

                  "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing.

                  "Transaction Documents" has the meaning set forth in Section 4.3(a) hereof.

                  "Transfer of Control Application" has the meaning set forth in Section 8.7(a) hereof.

                  "Transition Services Agreement" means the Transition Services Agreement in the form attached hereto as Exhibit E.

                  "Unrelated Accounting Firm" has the meaning set forth in
Section 2.3 hereof.

                                  SECTION 2.
                          Sale of the Purchased Units

                  2.1 Sale of the Purchased Units. On the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements contained herein, at the Closing the Seller will sell, transfer and deliver to the Purchaser and the Purchaser will purchase and accept from the Seller such number of units (the "Purchased Units") of the Resulting LLC's equity such that the Purchaser will own 100% of the issued and outstanding equity interests, and 66.67% of the equity interests on a fully diluted basis including the Seller Warrant, of the Resulting LLC following the Closing. In consideration for the sale, transfer and delivery of the Purchased Units, the Purchaser shall pay the Seller $1.00 (the "Purchase Price").

                  2.2 Intentionally Omitted.

                  2.3 Purchase Price Allocation. As soon as practicable after Closing, Purchaser shall deliver to Seller a statement (the "Allocation Statement"), allocating the sum of the Purchase Price and the relevant assumed liabilities of the Resulting LLC on the Closing Date among the assets of the Resulting LLC on the Closing Date as of the Closing Date in accordance with
Section 1060 of the Code and the Regulations thereunder. If Seller disputes the Allocation Statement, Seller will give the Purchaser a written notice of such dispute (the "Allocation Dispute Notice") within 30 days after receipt of the Allocation Statement setting forth the matters in dispute and the specific grounds for such dispute. If Seller does not provide the Purchaser with such Allocation Dispute Notice within such 30-day period, Seller will be deemed to have agreed to, and accepted, the Allocation Statement. Purchaser and Seller will endeavor in good faith to resolve any dispute within 30 days after Purchaser's receipt of the Allocation Dispute Notice. If Purchaser and Seller are unable in good faith to resolve any such dispute within such period (and in no event later than at least 10 days before the last day for filing IRS Form 8594 (or any similar form required to be filed under state, local or foreign law)), the disputed items shall be promptly referred to an independent accounting firm mutually acceptable to Purchaser and Seller (the "Unrelated Accounting Firm"). Purchaser and Seller shall bear the fees and expenses of the Unrelated Accounting Firm equally. Except as otherwise required by applicable Law or pursuant to a "determination" under Section 1313(a) of the Code (or any comparable provision of state, local, or foreign law), (i) the allocation of any subsequent adjustments to the Purchase Price shall be determined in a manner consistent with this Section 2.3 and Section 10.8(c) hereof, (ii) the transactions contemplated by Section 2.1 of this Agreement shall be reported for all Tax purposes in a manner consistent with the terms of this Section 2.3 and Section 10.8(c) hereof, and (iii) neither party (nor any of their Affiliates) will take any position inconsistent with clauses (i) or (ii) of this Section 2.3 in any Tax Return, in any refund claim, in any litigation or otherwise.

                                  SECTION 3.
                            Closing Date; Delivery

                  3.1 Closing. The closing of the purchase and sale of the Purchased Units hereunder (the "Closing") shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, as soon as possible, but in no event later than five Business Days after the satisfaction of the conditions set forth in Sections 6 and 7 (other than such conditions only capable of being satisfied at the Closing), or at such other location and date as the parties may agree (the "Closing Date").

                  3.2 Delivery. At the Closing, the Seller shall deliver to the Purchaser a certificate representing the number of Purchased Units which the Purchaser is purchasing from the Seller, duly endorsed by the Seller in blank or accompanied by duly executed stock powers in order to convey good and valid title to the Purchased Units free and clear of any Adverse Claim (other than (i) Encumbrances created by the Purchaser or (ii) the restrictions contained in the LLC Agreement or otherwise imposed by applicable Law), against delivery to the Seller of the Purchase Price. The Seller covenants that it shall, at any time, and from time to time after the Closing Date, execute, acknowledge and deliver all further assignments, transfers, and any other instruments of conveyance, upon the request of the Purchaser, to confirm the sale of the Purchased Units.

                                  SECTION 4.
           Representations and Warranties of the Company and Seller

                  The Company and the Seller, jointly and severally, hereby represent and warrant to the Purchaser that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and as of the Closing Date, except as otherwise stated in this Section 4 and except as set forth on the Schedules delivered by the Company and the Seller to the Purchaser, concurrently with the execution and delivery hereof. The Schedules will correspond to the numbered and lettered paragraphs contained in this
Section 4.

                  4.1 Capitalization.

                  (a) As of the date of this Agreement and immediately prior to the LLC Conversion, the authorized capital stock of the Company consists of 5,000 shares of common stock, par value $0.01 per share ("Common Stock"), 4,673 of which are outstanding. The Company has no other shares of capital stock authorized, issued or outstanding. The Seller owns beneficially and of record all of the outstanding shares of Common Stock free and clear of any Adverse Claim.

                  (b) (i) There are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exercisable or exchangeable for, equity of the Company, or arrangements by which the Company is or may become bound to issue additional equity, nor are any such issuances or arrangements contemplated, (ii) there are no agreements or arrangements under which the Company is obligated to register the sale of any of its securities under the Securities Act, (iii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof and (iv) the Company has not reserved any equity for issuance pursuant to any option plan or similar arrangement. The capitalization of the Company, including, without limitation, the authorized capital, the number of shares issued and outstanding, the number of shares issuable and reserved for issuance pursuant to the Company's option plans and the number of shares issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any equity, is set forth on Schedule 4.1(b).

                  (c) Following the LLC Conversion, and giving pro forma effect to the transactions contemplated by this Agreement and the other Transaction Documents, the capitalization of the Resulting LLC, including, without limitation, the authorized capital, the number of units issued and outstanding, the number of units issuable and reserved for issuance pursuant to the Resulting LLC's option plans and the number of units issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any units of capital, is set forth on Schedule 4.1(c).

                  (d) The Seller shall transfer its legal interest in and title to the Purchased Units free and clear of any Adverse Claim (other than (i) Encumbrances created by the Purchaser or (ii) the restrictions contained in the LLC Agreement or otherwise imposed by applicable Law), and, upon completion of such transfer and assignment, Purchaser shall have good and valid title to the Purchased Units free and clear of any Adverse Claim (other than (x) Encumbrances created by the Purchaser or (y) the restrictions contained in the LLC Agreement or otherwise imposed by applicable Law). The Purchased Units, upon the Closing, shall represent 100% of the issued and outstanding equity interests, and 66.67% of the equity interests on a fully diluted basis including the Seller Warrant, of the Resulting LLC. The Purchaser shall be a Protected Purchaser.

                  4.2 Due Issuance and Authorization of Capital. All of the outstanding equity interests in the Company have been validly issued and are fully paid and nonassessable. No equity of the Company is subject to (a) preemptive rights or any other similar rights of the equityholders of the Company or (b) any lien, claim, judgment, charge, mortgage, security interest, pledge, escrow equity or other encumbrance (collectively, "Encumbrances") and the sale, transfer and delivery of the Purchased Units to the Purchaser pursuant to the terms hereof will vest in the Purchaser good and valid title to such securities, free and clear of all Adverse Claims (other than (i) Encumbrances created by the Purchaser or (ii) the restrictions contained in the LLC Agreement or otherwise imposed by applicable Law).

                  4.3 Organization.

                  (a) As of the date of this Agreement and immediately prior to the LLC Conversion, each of the Seller and the Company (i) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (iii) has all requisite corporate power and authority to own or lease and operate its assets and carry on its business as presently being conducted. For purposes of this Agreement, "Material Adverse Effect" when used with respect to any party shall mean any material adverse effect on (x) the Purchased Units, (y) the ability of such party to perform its respective obligations under this Agreement, the Note Purchase Agreement, the LLC Agreement and the Transition Services Agreement (collectively, the "Transaction Documents"), or (z) in the case of the Company and the Company Subsidiaries, taken as a whole, the condition (financial or otherwise), properties, assets, liabilities, business or operations of the Company and the Company Subsidiaries, taken as a whole.

                  (b) Following the LLC Conversion, the Resulting LLC will (i) be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (ii) be duly qualified to do business as a foreign limited liability company and will be in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (iii) have all requisite limited liability company power and authority to own or lease and operate its assets and carry on its business as presently being conducted by the Company.

                  (c) Following each Subsidiary LLC Conversion, each Subsidiary Resulting LLC will (a) be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, (b) be duly qualified to do business as a foreign limited liability company and will be in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, and (c) have all requisite limited liability company power and authority to own or lease and operate its assets and carry on its business as presently being conducted by the relevant Domestic Subsidiary.

                  4.4 Subsidiaries.

                  (a) Each Company Subsidiary identified on Schedule 4.4 is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, and has all power and authority and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, consents and approvals the absence of which would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. Each Company Subsidiary identified on Schedule 4.4 is duly qualified to do business and is in good standing in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary, except for those jurisdictions where failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect. All of the outstanding equity interests in each Company Subsidiary identified on Schedule 4.4 are validly issued, fully paid and nonassessable, and all such shares are owned, directly or indirectly, by the Company or another Company Subsidiary free and clear of all Encumbrances and not subject to any option or right to purchase any such shares. The Company has no other equity interest in any corporation, partnership, joint venture, limited liability company or other Person.

                  (b) There are (i) no outstanding securities convertible into, exchangeable for or carrying the right to acquire any class of securities of the Company Subsidiaries (whether from the Company, the Company Subsidiaries or otherwise), or subscriptions, warrants, options, rights or other arrangements or commitments of any kind that relate to or require the issuance, sale or other disposition or transfer of any of the Company Subsidiaries' respective equity securities (whether or not presently issued) or any interest therein, (ii) no arrangements by which the Company or any Company Subsidiary is or may become bound to issue additional equity of any Company Subsidiary, nor are any such issuances or arrangements contemplated, and (iii) no obligations (contingent or otherwise) of any Company Subsidiary to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

                  4.5 Consents. Except for any such consent, waiver, authorization, exemption, filing or notice the failure to obtain or to give would not reasonably be likely to have a Material Adverse Effect, Schedule 4.5 sets forth each consent, waiver, authorization, exemption, filing with, or notice to, any Person or approval required as a result of the execution, delivery and performance of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby (each such consent, a "Required Consent"). Except as would not, in the aggregate, reasonably be likely to have a Material Adverse Effect, none of the execution, delivery or performance of this Agreement or any other Transaction Document by the Seller or the Company, or the consummation by either of them of the obligations and transactions contemplated hereby or thereby (including, without limitation, the LLC Conversion and the Subsidiary LLC Conversions, and the sale, transfer and delivery of the Purchased Units) requires any consent of, authorization by, exemption from, filing with or notice to any Governmental Entity or any other Person, other than a Required Consent or the FCC Consent.

                  4.6 Financial Statements. The Company has delivered or made available to the Purchaser (a) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2002 (the "Balance Sheet") and the related unaudited consolidated statement of income for the Company and the Company Subsidiaries for the year ended December 31, 2002 (together with the Balance Sheet, the "Financial Statements"), and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of July 31, 2003 (the "Interim Balance Sheet") and the related unaudited consolidated statement of income of the Company and the Company Subsidiaries for the seven months ended July 31, 2003 (together with the Interim Balance Sheet, the "Interim Financial Statements"). (i) The Financial Statements and the Interim Financial Statements were prepared in accordance with GAAP and (ii) the Financial Statements and the Interim Financial Statements present fairly in all material respects the financial position and results of operations of the Company and the Company Subsidiaries as of the respective dates and for the respective periods indicated therein, except that in the case of clauses (i) and (ii) of this sentence the Interim Financial Statements do not include notes and are subject to normal year-end adjustments and accruals.

                  4.7 Title to Property and Assets.

                  (a) Schedule 4.7(a) sets forth a complete list and the location of all material Real Property. The Company has good and marketable fee simple title to all Real Property, free and clear of all Encumbrances, other than Permitted Encumbrances. True and complete copies of (i) all deeds, title insurance policies and surveys relating to the Real Property and (ii) all documents evidencing all Encumbrances (other than Permitted Encumbrances) upon the Real Property have heretofore been furnished to Purchaser. There are no proceedings, claims, disputes or conditions affecting any Real Property that might curtail or interfere with the use of such property, except for Permitted Encumbrances or Encumbrances that arise in the ordinary course of business which do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries. Neither the whole nor any portion of the Real Property nor any other assets of the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the Seller's or the Company's knowledge, has any such condemnation, expropriation or taking been proposed. Neither the Company nor any Company Subsidiary is a party to any lease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, assignor or otherwise makes available for use by any third-party any portion of the owned Real Property.

                  (b) Neither the Company nor any Company Subsidiary has received any notice of, or other writing referring to, any requirements or recommendations by any insurance company that has issued a policy covering any part of the Real Property or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any part of the Real Property, which repair or work has not been completed. The use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title, except where failure to comply with the foregoing would not, in the aggregate, reasonably be likely to have a Material Adverse Effect. All public utilities (including water, gas, electric, storm and sanitary sewage and telephone utilities) required to operate the facilities of the Company as currently operated are available to such facilities, and in the case of the Real Property, such utilities enter the boundaries of such facilities through adjoining public streets, easements or right-of-way of record in favor of the Company. The Company has not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any of its facilities.

                  (c) Each of the Company and each Company Subsidiary has obtained all appropriate certificates of occupancy, licenses, easements and rights-of-way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated, except where the failure to obtain such certificates would not, in the aggregate, reasonably be likely to have a Material Adverse Effect. True and complete copies of all such certificates, permits and licenses have heretofore been made available or delivered to Purchaser. Each of the Company and each Company Subsidiary has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate the Real Property as currently owned and operated, except where the failure to obtain such approvals, permits or licenses would not, in the aggregate, reasonably be likely to have a Material Adverse Effect.

                  (d) Each of the Company and the Company Subsidiaries owns its personal property and assets free and clear of all Encumbrances, except for Encumbrances that arise in the ordinary course of business which do not materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company and the Company Subsidiaries. With respect to any leased real property, the Company is not in material violation of any of its leases. All machinery, equipment, furniture, fixtures and other personal property and all plants, buildings, structures and other facilities, including, without limitation, office space owned or leased by the Company and the Company Subsidiaries in the conduct of its business, is, as a whole, in good operating condition and fit for operation in the ordinary course of business (subject to normal wear and tear) except for any defects which will not materially interfere with the conduct of normal operations of the Company and the Company Subsidiaries. The Company has made available or delivered to the Purchaser true and complete copies of any leases related to the real property entered into by the Company and the Company Subsidiaries in the conduct of their business.

                  4.8 Authorization; Enforceability. Each of the Seller and the Company has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by each of the Seller and the Company of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by each of the Seller and the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of the Seller and the Company. This Agreement and, when executed, each other Transaction Document to which each of them is a party, have been duly and validly executed and delivered by each of the Seller and the Company and, assuming due and valid execution and delivery by the Purchaser, constitute the valid and binding obligation of the Seller and the Company, enforceable against it in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other Laws of general application affecting enforcement of creditors' rights generally, rules of Law governing specific performance, injunctive relief and other equitable remedies.

                  4.9 No Conflicts. The execution, delivery and performance of this Agreement and each other Transaction Document, and the consummation of the transactions contemplated hereby and thereby (including, without limitation, the LLC Conversion and the Subsidiary LLC Conversions, and the sale, transfer and delivery of the Purchased Units) will not (a) result in a violation of the certificate of incorporation, certificate of formation or bylaws of the Seller or the Company, (b) assuming the receipt of all Required Consents, conflict with or result in the breach of the terms, conditions or provisions of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give rise to any right of termination, acceleration or cancellation under, any agreement, lease, mortgage, license, indenture, instrument or other Contract to which the Company or any Company Subsidiary is a party, (c) assuming receipt of all Required Consents from Governmental Entities, result in a violation of any Law of any Governmental Entity applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (d) result in the creation of any Encumbrance upon any of their assets; except in the case of clauses (b), (c) and (d), for violations, breaches, defaults or Encumbrances which, in the aggregate, would not reasonably be likely to have a Material Adverse Effect or which are created or specifically contemplated by the Transaction Documents. None of the Company or any Company Subsidiary is in violation of its certificate of incorporation, certificate of formation, articles of organization, limited liability company agreement, partnership agreement or bylaws (as applicable in each case), and none of the Company or any Company Subsidiary is in default (and no event has occurred which, with notice or lapse of time or both, would cause the Company or any Company Subsidiary to be in default) under, nor has there occurred any event giving others (with notice or lapse of time or both) any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture or instrument to which the Seller, the Company or any Company Subsidiary is a party.

                  4.10 Intellectual Property.

                  (a) Schedule 4.10 sets forth, for the Intellectual Property owned by the Company or any Company Subsidiary, a complete and accurate list of all U.S. and foreign (i) patents and patent applications; (ii) Trademark registrations (including Internet domain registrations), Trademark applications, and material unregistered Trademarks; (iii) copyright and mask work registrations, copyright and mask work applications, and material unregistered copyrights; and (iv) Software (other than readily available commercial software programs having an acquisition price of less than $5,000) which are owned, licensed, leased, by the Company or any Company Subsidiary, describing which Software is owned, licensed, or leased, as the case may be.

                  (b) Schedule 4.10 sets forth a complete and accurate list of all agreements (whether oral or written, and whether between the Company, Company Subsidiaries and third parties or inter-corporate) to which the Company or a Company Subsidiary is a party or otherwise bound, (i) granting or obtaining any right to use or practice any rights under any Intellectual Property (other than licenses for readily available commercial software programs having an acquisition price of less than $5,000), or (ii) restricting the Company's or any Company Subsidiaries' rights to use any Intellectual Property, including license agreements, development agreements, distribution agreements, settlement agreements, consent to use agreements, and covenants not to sue (collectively, the "License Agreements").

                  (c) (i) The License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company under any such License Agreement, or to the knowledge of the Seller or the Company, any other party to such License Agreement.

                  (ii) Neither the Company nor any of the Company Subsidiaries have licensed or sublicensed its rights in any Intellectual Property other than pursuant to the License Agreements.

                  (iii) No royalties, honoraria or other fees are payable by the Company or any Company Subsidiary to any third parties for the use of or right to use any Intellectual Property except pursuant to the License Agreements.

                  (iv) The Company or a Company Subsidiary owns, or has a valid right to use, free and clear of all Encumbrances, all of the Intellectual Property. Where and as required, the Company or a Company Subsidiary is listed in the records of the appropriate United States, state, or foreign registry as the sole current owner of record for each application and registration listed on Schedule 4.10. All proprietary Intellectual Property was either developed: (A) by employees of the Company or any Company Subsidiary within the scope of their employment, or (B) by independent contractors who have properly assigned all of their rights to the Company or any Company Subsidiary pursuant to written agreements.

                  (v) The Intellectual Property owned by the Company or any Company Subsidiary and, to the Company's or the Seller's knowledge, any Intellectual Property used by the Company or any Company Subsidiary, is subsisting, in full force and effect, and has not been cancelled, expired, or abandoned, and is valid and enforceable.

                  (vi) There is no pending or, to the Company's or the Seller's knowledge, threatened claim, suit, arbitration or other adversarial proceeding before any court, agency, arbitral tribunal, or registration authority in any jurisdiction involving the Intellectual Property owned by the Company or the Company Subsidiaries, or, to the Company's or the Seller's knowledge, the Intellectual Property licensed to the Company or any Company Subsidiary, alleging that the activities or the conduct of the Company's or any Company Subsidiary's businesses infringe upon, violate or constitute the unauthorized use of the intellectual property rights of any third-party or challenging the Company's or any Company Subsidiary's ownership, use, validity, enforceability or registrability of any Intellectual Property. There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations other than the License Agreements which (i) restrict the Company's or any Company Subsidiary's right to use any Intellectual Property,
(ii) restrict the Company's or any Company Subsidiary's businesses in order to accommodate a third-party's intellectual property rights or (iii) permit third parties to use any Intellectual Property owned or controlled by the Company or any Company Subsidiary.

                  (vii) The conduct of the Company's and any Company Subsidiary's business as currently conducted or contemplated to be conducted does not infringe upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any intellectual property rights owned or controlled by any third-party. To the Company's or the Seller's knowledge, no third-party is misappropriating, infringing, diluting or violating any Intellectual Property owned or used by the Company or any Company Subsidiary and no such claims, suits, arbitrations or other adversarial proceedings have been brought or threatened against any third-party by the Company or any Company Subsidiary.

                  (viii) To the Company's or the Seller's knowledge, no current or former stockholder, member, director, officer, employee, contractor, agent or consultant of the Company or any Company Subsidiary (or any of their respective predecessors in interest) will, after giving effect to the transactions contemplated herein, own or retain any rights to use any of the Intellectual Property owned or used by the Company or any Company Subsidiary.

                  (d) The transactions contemplated by this Agreement or any other Transaction Document will not result in the loss or impairment of the Company's or any Company Subsidiary's right to own or use any of the Intellectual Property, nor will it require the consent of any Governmental Entity or third-party in respect of any such Intellectual Property.

                  (e) All Trademarks listed on Schedule 4.10 have been in continuous use by the Company or the Company Subsidiaries, and the Trademarks listed in Schedule 4.10 for which the Company or any Company Subsidiary has obtained or applied for a registration have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates. To the knowledge of the Company or the Seller, there has been no prior use of such Trademarks by any third-party which would confer upon said third-party superior rights in such Trademarks. The Company and the Company Subsidiaries have adequately policed the Trademarks against third-party infringement so as to maintain the validity of such Trademarks.

                  4.11 Foreign Corrupt Practices Act. Neither the Company nor any Company Subsidiary, director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has, in the course of his, her or its actions for, or on behalf of, the Company or any Company Subsidiary, offered or made, directly or indirectly through any other Person, any payments of anything of value (in the form of a contribution, gift, entertainment or other expense), to (a) any Person employed by, or acting in an official capacity on behalf of, any Governmental Entity, or (b) any foreign or domestic government official, political party or official of such party, or any candidate for political office or employee thereof. None of the Company, any Company Subsidiary, or any director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary has violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or unlawful payment to any foreign or domestic government or political party official, employee, appointee or candidate.

                  4.12 Material Contracts.

                  (a) Schedule 4.12 contains a complete and accurate list of:

                  (i) the 30 largest customers of the Company, based on revenues for the year 2003 through July 31, 2003, which made up 58.7% of the revenues of the Company during such period;

                  (ii) each Contract that was not entered into by the Company in the ordinary course of business and that involves expenditures or receipts in excess of $150,000;

                  (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the Company's ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one (1) year);

                  (iv) each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

                  (v) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person, or to solicit any Person;

                  (vi) each power of attorney with respect to the Company that is currently effective and outstanding;

                  (vii) each Contract for capital expenditures by the Company in excess of $100,000;

                  (viii) each material written warranty, guaranty or other similar undertaking with respect to contractual performance extended by the Company, other than in the ordinary course of business;

                  (ix) each Contract under which the Company has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) indebtedness or under which the Company has imposed (or may impose) a security interest or other Encumbrance upon any of the Company's assets to secure indebtedness;

                  (x) each employment, severance, management, consulting and other Contract involving compensation for services rendered or to be rendered, in each case involving payments of more than $125,000 per year;

                  (xi) each satellite transponder lease or other Contract for the provision of fixed satellite services;

                  (xii) each terrestrial services or Internet services
Contract;

                  (xiii) each license agreement or distributor, dealer, sales representative or other sales agency Contract involving annual payments in excess of $100,000;

                  (xiv) any Contract not made in the ordinary course of business that is material to the Company; and

                  (xv) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing, except as would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect.

                  (b) Each Contract required to be identified in Schedule 4.12 is a valid and binding agreement of the Company and is in full force and effect, and the Company is entitled to receive all benefits thereunder. Neither of the Company nor, to the Seller's or the Company's knowledge, any other party thereto is in default in any material respect under the terms of any Contract required to be identified in Schedule 4.12, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any material default or give others any rights of termination, amendment or acceleration or cancellation thereunder.

                  4.13 Right of First Refusal; Voting and Registration Rights. No Person has any right of first refusal, right of first offer, option to acquire, right of co-sale or other similar right regarding the Company's securities or assets. There are no provisions of the certificate of incorporation, certificate of formation or the bylaws of the Company or any of the Company Subsidiaries, no agreements to which the Company or any of the Company Subsidiaries is a party and no agreements by which the Company, any of the Company Subsidiaries or the Purchased Units are bound, which (a) may affect or restrict the voting rights of the Purchaser with respect to the Purchased Units in its capacity as a member of the Company, (b) restrict the ability of the Purchaser, or any successor thereto or assignee or transferee thereof, to transfer the Purchased Units, (c) would adversely affect the Seller's, the Company's or the Purchaser's ability to consummate the transactions contemplated by this Agreement or comply with the terms of the other Transaction Documents and the transactions contemplated hereby or thereby, (d) require the vote of more than a majority of the Company's issued and outstanding equity, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under Delaware Law, or (e) entitle any party to nominate or elect any director of the Company or require any of the Company's equityholders to vote for any such nominee or other Person as a director of the Company in each case, except as provided for in this Agreement or the other Transaction Documents.

                  4.14 Previous Issuances Exempt. All equity and other securities issued by the Company prior to the Closing Date have been issued in transactions exempt from the registration requirements under the Securities Act and all applicable state securities or "blue sky" Laws, and in compliance with all applicable Laws. The Company has not offered any of its equity, or any other securities, for sale to, or solicited any offers to buy any of the foregoing from the Company, or otherwise approached or negotiated with any other Person in respect thereof, in such a manner as to require registration under the Securities Act. No holder of any of the Company's equity has any rescission rights.

                  4.15 Absence of Certain Developments. Since December 31, 2002: (x) neither the Company nor the Company Subsidiaries have suffered any change or development which has had or is reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, other than as a result of (i) conditions generally affecting the industry or industry sector in which the Company or any of the Company Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where the Company or any of the Company Subsidiaries has operations or sales or (ii) changes or effects directly caused by or relating to the announcement by the Seller of this Agreement and the transactions contemplated herein and (y) the Company has complied with all of the covenants set forth in
Section 8.1 to the same extent as if this Agreement had been executed on December 31, 2002.

                  4.16 No Undisclosed Liabilities. Neither the Company nor any of the Company Subsidiaries has any liabilities of any kind, character and description, whether accrued, absolute, secured or unsecured, contingent or otherwise, except (i) liabilities in the respective amounts reflected or reserved against in the Financial Statements or the Interim Financial Statements, (ii) liabilities incurred since July 31, 2003 in the ordinary course of business that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect, (iii) performance obligations under any Contract listed on Schedule 4.12, or (iv) performance obligations under any Contract which would be required by the terms of Section
4.12 of this Agreement to be scheduled, but for the materiality qualifications contained therein.

                  4.17 Litigation. There is no claim, action, proceeding, lawsuit, inquiry, arbitration or investigation before or by any Governmental Entity, pending or, to the knowledge of the Company or any Company Subsidiary or the Seller, threatened against or affecting the Company, any Company Subsidiary, or their respective properties or their respective directors or officers in their capacities as such. Neither the Company nor any Company Subsidiary is subject to any outstanding order, ruling, judgment or decree that would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect or could prevent or materially delay the consummation of the transactions contemplated hereby.

                  4.18 Company Permits and Compliance with Laws.

                  (a) The business of the Company and the Company Subsidiaries is not being conducted in violation of any Law of any Governmental Entity, except for violations that would not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect.

                  (b) Neither the Company nor any Company Subsidiary has received written notification from any Governmental Entity (a) asserting a violation of any Law applicable to the conduct of its business, (b) threatening to revoke any license, franchise, permit or government authorization, or (c) restricting or in any way limiting its operations as currently conducted or proposed to be conducted.

                  (c) The Company and the Company Subsidiaries hold all material permits, licenses, authorizations and approvals (none of which has been rescinded and all of which are in full force and effect) from all Governmental Entities necessary for the Company and the Company Subsidiaries to own, lease and operate their respective properties and to carry on their respective businesses as presently conducted, including all such permits issued by the FCC (collectively, the "Company Permits"). Set forth on Schedule
4.18 is a true and complete list of all Company Permits as presently in effect. Schedule 4.18 also sets forth a true and complete list of all material pending applications for permits, licenses, authorizations and approvals that would be Company Permits if issued or granted and all material pending applications by the Company or any Company Subsidiary for modification, extension or renewal of the Company Permits. Each of the Company Permits listed on Schedule 4.18 is in full force and effect in all material respects, is free and clear of all material Encumbrances, will expire on the date shown on Schedule 4.18, is valid for the balance of its current term, and is not subject to any restriction or condition that limits in any material respect the full operation of the Company's and the Company Subsidiaries' businesses as now operated. Schedule 4.18 sets forth additional licenses held by the Company or a Company Subsidiary that are not currently used by the Company or such Company Subsidiary in its business. Except for actions or proceedings affecting satellite services generally and the proceedings set forth in
Schedule 4.18 hereto, no material application, complaint, action or proceeding is pending or, to the best of the Seller's and the Company's knowledge, threatened that may result in the (i) denial of an application for renewal of any of the Company Permits, (ii) the revocation, modification, non-renewal or suspension of any of the Company Permits, (iii) the issuance of a cease-and-desist order relating to the Company Permits, or (iv) the imposition of any material administrative or judicial sanction with respect to the Company or any of the Company Subsidiaries. The Company and the Company Subsidiaries have operated their businesses in compliance with the terms of the Company Permits, the Communications Act and the FCC rules and policies and all applicable provisions of all (i) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Entity and (ii) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Entity in each case except where the failure to comply would not reasonably be likely to have a Material Adverse Effect, and none of the Seller, the Company or any of the Company Subsidiaries has received any written notice alleging any such conflict, violation, breach or default.

                  4.19 Taxes.

                  (a) All income and other material Tax Returns that are required to be filed on or before the Closing Date with respect to the Company and each Company Subsidiary have been or will be duly and timely filed, and all material Taxes (whether or not shown on such Tax Returns) that are required to be paid with respect to the Company and each Company Subsidiary have been or will be duly paid. All such Tax Returns are materially correct and complete and accurately reflect in all material respects the liability for Taxes for the periods covered thereby;

                  (b) There are no Encumbrances for Taxes upon any property or assets of the Company or any Company Subsidiary thereof, except for Permitted Encumbrances;

                  (c) The Company and each Company Subsidiary have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes and have, within the time and the manner prescribed by Law, withheld and paid over to the proper taxing authorities all material amounts required to be so withheld and paid over under applicable Laws;

                  (d) No U.S. federal, state, local or foreign audits, examinations, investigations or other administrative proceedings or court proceedings have been commenced or are presently pending or threatened with regard to any Taxes or Tax Returns with respect to the Company or any Company Subsidiary. There is no unresolved dispute or claim concerning any Tax liability of the Company or any Company Subsidiary either claimed or raised by any Tax authority in writing;

                  (e) There are no outstanding requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any Taxes or deficiencies against the Company or any Company Subsidiary;

                  (f) No power of attorney has been granted by or with respect to the Company or any Company Subsidiary with respect to any matter relating to Taxes;

                  (g) Neither the Company nor any Company Subsidiary is a party to, is bound by or has any obligation under any Tax sharing agreement, Tax indemnification agreement or similar Contract or arrangement, and neither the Company nor any Company Subsidiary has any potential liability or obligation to any Person as a result of, or pursuant to, any such agreement, Contract or arrangement;

                  (h) Each Foreign Subsidiary is not and has not been a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code;

                  (i) There are no letter rulings, technical advice memoranda, closing agreements or similar documents issued by or entered into with a Governmental Entity relating to the U.S. federal, state, local or foreign Taxes due from or with respect to any Company Subsidiary;

                  (j) Neither the Company nor any Company Subsidiary has received written notice of any claim made by an authority in a jurisdiction where neither the Company nor any Company Subsidiary file Tax Returns, that the Company is or may be subject to taxation by that jurisdiction;

                  (k) None of the Company or any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under state, local or foreign Law (other than a group comprised of one or more of Seller or its Subsidiaries), or has any liability for Taxes of any Person (other than one or more of the Seller or its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law as a transferee or successor, by Contract or otherwise;

                  (l) Each Foreign Subsidiary has appropriate documentation for all foreign income and other material Taxes paid or accrued since 2000; and

                  (m) Neither the Company nor any Company Subsidiary has taken any deduction or received any Tax benefit arising from participation in a "tax shelter" as defined for purposes of Section 6111(c) of the Code or has "participated" in a "reportable transaction" as defined in Treasury Regulation
Section 1.6011-4(b) and (c)(3) or Treasury Regulation Section 1.6011-4T(a) and
(b) (as promulgated in T.D. 8877).

                  4.20 Employee Relations.

                  (a) All material bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, employment or severance Contracts, health and medical insurance plans, life insurance and disability insurance plans, other material employee benefit plans, Contracts or arrangements which cover employees or former employees of the Company or the Company Subsidiaries including, but not limited to, "employee benefit plans" within the meaning of Section 3(3) of ERISA (the "Employee Benefit Plans"), are listed on Schedule 4.20. No Employee Benefit Plans are or were collectively bargained for or have terms requiring assumption or any guarantee by the Purchaser.

                  (b) There have been no violations of ERISA or the Code that would, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect relating to any Employee Benefit Plan. The Company has timely filed all documents, notes and reports (including IRS Form 5500) for each such Employee Benefit Plan with the applicable Governmental Entity and has timely furnished all required documents to the participants or beneficiaries of each such Employee Benefit Plans.

                  (c) The Company and the Company Subsidiaries have no employment Contracts with any of its employees not expressly terminable at will and no collective bargaining agreements covering any of its employees. Further, the Company and the Company Subsidiaries have no policies, procedures or handbooks providing for other than at-will employment. To the knowledge of the Company or the Seller, no Key Manager of or material consultant to the Company or any Company Subsidiary is in violation of any term of any employment Contract or any other Contract or agreement relating to the relationship of any such employee or consultant with the Company or any Company Subsidiary. The Company and each Company Subsidiary have operated and administered all plans, programs and arrangements providing compensation and benefits to employees in accordance with their terms and with all applicable Laws. To the Company's or the Seller's knowledge, no Key Manager has any plans to terminate his or her employment with the Company or any Company Subsidiary, nor does the Company or any Company Subsidiary have any present intention to terminate the employment of any Key Manager.

                  (d) The Company and the Company Subsidiaries are not delinquent in payments to any of their employees for any wages, salaries, commissions, bonuses or other direct compensation or amounts required to be reimbursed to them. The Company and the Company Subsidiaries are in compliance with all applicable Laws respecting employment, employment practices, labor, terms and conditions of employment and wages and hours. All Persons treated by the Company and the Company Subsidiaries as independent contractors for any purpose do satisfy and have satisfied the requirements of Law to be so treated, and the Company and the Company Subsidiaries have fully and accurately reported the amounts paid by the Company and the Company Subsidiaries to or on behalf of such Persons on IRS Forms 1099 when required to do so. No individual who has performed services for or on behalf of the Company and the Company Subsidiaries, and who has been treated by the Company and the Company Subsidiaries as an independent contractor, is classifiable as a "leased employee," within the meaning of Section 414(n)(2) of the Code, with respect to the Company and the Company Subsidiaries or with respect to any customer of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, commitment or arrangement with any labor union, and, to the knowledge of the Company or the Seller, no labor union has requested or has sought to represent any of the employees, Representatives or agents of the Company or any Company Subsidiary. There is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company or the Seller or the Company Subsidiaries, threatened against or involving the Company or any Company Subsidiary. There are no suits, actions, disputes, claims (other than routine claims for benefits), investigations or audits pending or, to the knowledge of the Company or the Seller, threatened in connection with any Employee Benefit Plan, but excluding any of the foregoing which would not, individually or in the aggregate, reasonably be likely to result in a Material Adverse Effect on the Company or any Company Subsidiary.

                  (e) No director or officer or other employee of the Company or any Company Subsidiary will become entitled to any retirement, severance or similar benefit or enhanced or accelerated benefit (including any acceleration of vesting or lapse of repurchase rights or obligations with respect to any Employee Benefit Plan) solely as a result of the transactions contemplated in this Agreement; and no payment made or to be made to any current or former employee of director of the Company or any of its Affiliates by reason of the transactions contemplated hereby (whether alone or in connection with any other event, including, but not limited to, a termination of employment) will constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

                  4.21 Brokers. Other than Bear Stearns & Co. Inc. (for which all fees, commissions and expenses shall be borne by the Seller), there is no investment banker, broker, finder, financial advisor or other Person which has been retained by or is authorized to act on behalf of the Seller or the Company who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement.

                  4.22 Environmental Matters.

                  (a) (i) No written notice, notification, demand, request for information, citation, summons, complaint or order has been received by, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company or the Seller, threatened by any Person against, the Company or any Company Subsidiary, and no penalty has been assessed against the Company or any Company Subsidiary, in each case, with respect to any matters relating to or arising out of any Environmental Law; (ii) the Company and the Company Subsidiaries are in compliance with all Environmental Laws; and (iii) there are no liabilities of or relating to the Company or any Company Subsidiary relating to or arising out of any Environmental Law, and, to the knowledge of the Company or the Seller, there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability.

                  (b) For purposes of this Agreement, the term "Environmental Laws" means federal, state, local and foreign Laws, permits and governmental agreements relating to human health and the environment, including, but not limited to, Hazardous Materials; and the term "Hazardous Material" means all substances or materials regulated as hazardous, toxic, explosive, dangerous, flammable or radioactive under any Environmental Law including, but not limited to: (i) petroleum, asbestos, or polychlorinated biphenyls and (ii) in the United States, all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan.

                  4.23 Related-Party Transactions. No employee, officer, director, stockholder, member or Affiliate of the Seller, the Company or any of the Company Subsidiaries or member of his or her immediate family is currently indebted to the Company or any of the Company Subsidiaries, nor is the Company or any of the Company Subsidiaries indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. None of such Persons has any direct or indirect ownership interest in any firm or corporation with which the Company is Affiliated or with which the Company has a business relationship, or any firm or corporation that competes with the Company except that employees, officers, or directors of the Company and members of their immediate families may own stock in an amount not to exceed 1% of the outstanding capital stock of publicly traded companies that may compete with the Company. To the knowledge of the Seller, no employee, director, officer, member or stockholder of the Company and no member of the immediate family of any employee, officer, director, member or stockholder of the Company is directly or indirectly interested in any material Contract with the Company.

                  4.24 Insurance. The Seller, on behalf of the Company and each Company Subsidiary, has in force fire, casualty, product liability and other insurance policies, with extended coverage, sufficient in amount to allow it to replace any of its material properties or assets which might be damaged or destroyed or sufficient to cover liabilities to which the Company or any Company Subsidiary may reasonably become subject, and such types and amounts of other insurance with respect to its business and properties, on both a per occurrence and an aggregate basis, as are customarily carried by Persons engaged in the same or similar business as the Company and the Company Subsidiaries. The Seller, on behalf of the Company, has a directors' and officers' liability insurance policy that is in full force and effect with extended coverage sufficient in amount to cover liabilities to which the Company's and each Company Subsidiary's directors and officers may be subject by virtue of their positions and as is customarily carried by companies engaged in the same or similar business as the Company. Schedule 4.24 sets forth a list of all insurance policies currently in effect that insure the business, operations, assets, directors, officers or employees of the Company and the Company Subsidiaries, the name of the carrier and the terms and amount of coverage. No default or event has occurred that could reasonably be expected to give rise to a default under any such policy.

                  4.25 Corporate Records. Copies of the respective certificates of incorporation or certificates of formation of the Company and the Company Subsidiaries, each certified by the Secretary of State of the State of organization of each such Person, and of the bylaws of the Company and the Company Subsidiaries, certified by the Secretary of each such Person, heretofore delivered or made available to the Purchaser are true and complete copies of such instruments as amended to the date of this Agreement. Such certificates of incorporation, certificates of formation and bylaws are in full force and effect.

                  4.26 Intentionally omitted.

                  4.27 Customers; Suppliers.

                  (a) No single customer accounted for more than 5% of the Company's revenues for the fiscal years ended December 31, 2001 or December 31, 2002. No customer listed on Schedule 4.27 (a "Significant Customer") has canceled or otherwise terminated or threatened (to the knowledge of the Company and the Seller) to cancel or otherwise terminate its relationship with the Company, or during such periods has materially decreased its usage or purchase of the Company's services or products. To the knowledge of the Company and the Seller, no Significant Customer has any plan or intention to terminate, cancel or otherwise materially modify its relationship with the Company or materially decrease or limit its usage, purchase or distribution of the services or products of the Company.

                  (b) The relationships of the Company with its suppliers are satisfactory commercial working relationships and no supplier has during the last twelve months terminated or threatened (to the knowledge of the Company and the Seller) to terminate, its relationship with the Company or has during the last twelve (12) months substantially decreased or limited or threatened (to the knowledge of the Company and the Seller) to substantially decrease or limit, its services, supplies or materials to the Company. No supplier is a sole source of supply of any good or service to a Company. Neither the Company nor the Seller has any knowledge that any of the Company's suppliers intends to terminate or otherwise modify adversely to the Company its relationship with the Company or to substantially decrease or limit its services, supplies or materials to the Company.

                  4.28 Accounts Receivable. The accounts receivable of the Company arose in the ordinary course of business from bona fide transactions and are not subject to any setoff, counterclaim or defense other than as reflected in the applicable reserves on the Balance Sheet.

                  4.29 Insolvency. The Seller (i) is not insolvent, (ii) will not be rendered insolvent by the transactions contemplated herein, (iii) after giving effect to the transactions contemplated herein, will not be left with unreasonably small capital with which to engage in its business, and (iv) does not intend to incur debts that will be beyond its ability to pay as such debts mature.

                  4.30 No Acceleration of Vesting. The Company is not a party to any agreement or understanding (including, without limitation, equity options, leases or credit agreements) which provides for acceleration or other changes in the vesting provisions or other terms of such agreements or understandings as a result of the transactions contemplated by this Agreement, including, without limitation, the LLC Conversion and the Subsidiary LLC Conversions or the sale of the Purchased Units.

                  4.31 Capital Contribution. From July 30, 2003 through the date hereof, the Seller has contributed to the Company (i) as an equity contribution, the $2,500,000 Secured Note, dated as of July 30, 2003, issued by the Company in favor of the Parent (and has released all its security interests with respect thereto), (ii) $1,500,000 in cash, and (iii) $1,384,135 in cash representing the cash held by the Parent for the benefit of the Company.

                  4.32 Disclosure. No representation or warranty by the Company or the Seller contained in this Agreement, and no representation, warranty or statement by the Company or the Seller contained in any certificate or schedule furnished or to be furnished at the Closing to the Purchaser pursuant to this Agreement, contains any untrue statement by the Company or the Seller of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

                                  SECTION 5.
               Representations and Warranties of the Purchaser

                  The Purchaser hereby represents and warrants to the Seller and the Company, as of the date hereof and as of the Closing Date, as follows:

                  5.1 Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Purchaser is duly qualified to do business as a foreign limited liability company and is in good standing in each jurisdiction where the nature of the property owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser. All of the outstanding equity of the Purchaser is owned by Rare Medium Group, Inc., free and clear of any Encumbrances. Since the date of its organization, the Purchaser has not engaged in any activity of any nature except in connection with or as contemplated by this Agreement.

                  5.2 Disclosure of Information. The Purchaser has conducted its own independent review and analysis of the business, prospects and financial condition of the Company, and acknowledges that the Purchaser has been provided access to the properties, premises and records of the Company, as reasonably necessary, for this purpose. In entering this Agreement, the Purchaser has relied exclusively upon its own investigation and analysis and the representations and warranties of the Seller and the Company contained in this Agreement (including the Schedules and Exhibits), the Transaction Documents or any certificate or schedule furnished or to be furnished to the Purchaser at the Closing, and the Purchaser:

                  (a) acknowledges that: (i) it has had the opportunity to visit with the Company and meet with employees and other Representatives to discuss the business, prospects and financial conditions of the Company and
(ii) all materials and information requested by the Purchaser have been provided to the Purchaser to the Purchaser's reasonable satisfaction;

                  (b) acknowledges that it has undertaken such due diligence (including a review of the assets, liabilities, books, records and contracts of the Company and obtaining the representations and warranties of the Seller and the Company contained herein and relying thereon) as the Purchaser deems adequate;

                  (c) acknowledges that none of the Company, the Company Subsidiaries or the Seller nor any directors, officers, employees, Affiliates, agents or Representatives thereof make any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to the Purchaser or its agents or Representatives prior to the execution of this Agreement, except as set forth in this Agreement; and

                  (d) acknowledges that the foregoing, however, shall not limit or modify the representations and warranties of the Seller or the Company in this Agreement (including the Schedules and Exhibits), the Transaction Documents or any certificate or schedule furnished or to be furnished to the Purchaser at the Closing, or the right of the Purchaser to rely thereon or to any remedies available to the Purchaser under this Agreement or the other Transaction Documents or any certificate or schedule furnished or to be furnished to the Purchaser at the Closing.

                  5.3 Authorization; Enforceability. The Purchaser has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by the Purchaser of this Agreement and each of the other Transaction Documents to which it is a party, and the consummation by the Purchaser of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited liability company action on the part of the Purchaser. This Agreement and, when executed, each other Transaction Document to which it is a party, have been duly and validly executed and delivered by the Purchaser and, assuming due and valid execution and delivery by the Seller and the Company, constitute the valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, subject to Laws of general application relating to bankruptcy, insolvency, and the relief of debtors and other laws of general application affecting enforcement of creditors' rights generally, rules of Law governing specific performance, injunctive relief and other equitable remedies.

                  5.4 Intent. The Purchaser is purchasing the Purchased Units for its own account and for investment purposes, and not with a view to distribution or resale of the Purchased Units in a manner that would violate the Securities Act.

                  5.5 Investor Sophistication. The Purchaser, through its Representatives, has such knowledge and experience in financial and business matters that makes it capable of evaluating the merits and risks of an investment in the Purchased Units.

                  5.6 Accredited Investor Status. The Purchaser is an "accredited investor" within the meaning of Rule 501 of Regulation D, as presently in effect, promulgated under the Securities Act.

                  5.7 No Registration. The Purchaser understands that the Seller, in selling the Purchased Units hereunder without registration under the Securities Act, is relying in part on the foregoing representations and warranties of the Purchaser.

                  5.8 FCC Qualifications. The Purchaser is qualified under all applicable laws, including, without limitation, the Communications Act of 1934, as amended, and the FCC's rules and policies, to acquire control of the Company and the Company Subsidiaries as contemplated by this Agreement and the other Transaction Documents.

                                  SECTION 6.
                    Conditions to Closing of the Purchaser

                  The Purchaser's obligation to purchase the Purchased Units from the Seller at the Closing is subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the
Purchaser:

                  6.1 Representations and Warranties Correct. The representations and warranties made by the Company and the Seller herein shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a certain date, in which case it shall be true and correct as of such certain date.

                  6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Company or the Seller on or prior to the Closing Date shall have been performed or complied with in all material respects.

                  6.3 Compliance Certificate. The Seller and the Company shall have delivered to the Purchaser a certificate of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 6.1 and 6.2 of this Agreement.

                  6.4 No Material Adverse Change. There shall not have occurred any event which has had or is reasonably likely to have a Material Adverse Effect on the Company and the Company Subsidiaries, taken as a whole, since the date of this Agreement other than as a result of (i) conditions generally affecting the industry or industry sector in which the Company or any of the Company Subsidiaries participates, the U.S. economy as a whole or any foreign economy in any location where the Company or any of the Company Subsidiaries has operations or sales, or (ii) changes or effects directly caused by or relating to, the announcement by the Seller of this Agreement and the transactions contemplated herein.

                  6.5 Restructuring. The LLC Conversion and the Subsidiary LLC Conversions shall have occurred at least one day prior to the Closing Date. From and after the LLC Conversion and the Subsidiary LLC Conversions until Closing, the Resulting LLC and each Subsidiary Resulting LLC shall remain a single member limited liability company and be disregarded as an entity separate from Seller for U.S. federal income tax purposes under Treasury Regulation Sections 301.7701-2 and -3 (and any comparable provision of applicable Law of state and local jurisdictions that permit such treatment). In a manner which does not create adverse Tax consequences to the Purchaser or its members in a Straddle Period or a Tax period beginning after the Closing, the Seller shall have caused all indebtedness between (i) the Company or any Company Subsidiary, on the one hand, and (ii) Seller or any of its Affiliates other than the Company and any Company Subsidiary, on the other hand, to be extinguished, whether by payment, capital contribution or otherwise. At least one day prior to the Closing Date, the Domestic Company Subsidiaries shall transfer all of their equity interests in InterPacket do Brasil Limitada, a Brazilian private limited liability company; InterPacket de Argentina SA, an Argentine corporation; InterPacket de Uraguay SA, a Uruguayan corporation; and InterPacket UK Ltd., a United Kingdom corporation to the Seller or an Affiliate of the Seller (not including the Company).

                  6.6 FCC Consent. The FCC Consent shall have been obtained; provided, however, that if any third-party has raised timely objections to the Transfer of Control Application prior to issuance of the FCC Consent, then Purchaser shall not be obligated to close (i) until the time for filing a request for administrative or judicial review of the FCC Consent, or for instituting administrative or judicial review sua sponte thereof, shall have expired; and (ii) thereafter, in the event of such filing or review sua sponte, if such filing or review sua sponte raises a substantial possibility of reversal or rescission of the FCC Consent, or reissuance of the FCC Consent with new condition(s) which would result in a Material Adverse Effect to Purchaser.

                  6.7 LLC Agreements. The LLC Agreement and the Subsidiary LLC Agreements shall have been executed and delivered by the parties thereto.

                  6.8 Release. The Seller for itself and on behalf of its Affiliates shall have executed a release, in form and substance satisfactory to the Purchaser whereby the Seller shall have irrevocably waived, and forever released and discharged the Company and all of its Subsidiaries, from and against any and all actions, causes of action (in law or equity), claims, suits, demands or other obligations or liabilities of any nature whatsoever, whether known or unknown, liquidated or contingent, which the Seller or any of its Affiliates, may have had, may now have, or may in the future have, by reason of, or arising out of, or in connection with, any matter, right, cause or thing whatsoever, against the Company or any such Subsidiary existing from the beginning of the world through the Closing Date, other than the rights arising out of this Agreement and the other Transaction Documents.

                  6.9 No Default. No Default or Event of Default (as such terms are defined in the Note Purchase Agreement) under the Secured Notes or the Note Purchase Agreement shall have occurred and be continuing, both before and after giving effect to the Closing.

                  6.10 Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by the parties thereto.

                  6.11 Supporting Documents. The Purchaser shall have received the following:

                  (a) Copies of resolutions of the boards of directors of the Seller and the Company, as the case may be, certified by the Secretary or other authorized officer of the Seller or the Company, as the case may be, authorizing and approving, the execution, delivery and performance of the Transaction Documents to which the Seller or the Company, as the case may be, is a party and all other documents and instruments to be delivered pursuant hereto and thereto;

                  (b) Certificates of incumbency executed by the Secretary of the Seller or the Company, as the case may be, (A) certifying the names, titles and signatures of the officers authorized to execute the Transaction Documents to be executed by the Seller or the Company, as the case may be, and
(B) further certifying that the certificate of incorporation, certificate of formation and bylaws of the Seller and the Company, as the case may be, delivered to the Purchaser at the time of the execution of this Agreement have been validly adopted and have not been amended or modified;

                  (c) Certificates of good standing with respect to the Seller and the Company issued by the jurisdiction of organization and copies of the respective certificates of incorporation or formation of the Seller and the Company each certified by the Secretary of State of the State of Delaware; and

                  (d) Certificate of Non-Foreign Status with respect to the Seller, in a form satisfactory to the Purchaser, in compliance with the requirements of Section 1445 of the Code.

                  6.12 Key Management. All Key Managers shall continue to be employed by the Resulting LLC.

                  6.13 Required Consents. The Seller or the Company shall have obtained all of the Required Consents set forth on Schedule 6.13 hereto.

                  6.14 Bank Releases. The Resulting LLC shall have no indebtedness for borrowed money, other than the Secured Notes or for capitalized leases, and all guarantees by the Resulting LLC or Encumbrances on the assets of the Resulting LLC thereunder shall have been terminated.

                  6.15 Audit Engagement Letter. There shall have been entered into an engagement letter with Deloitte & Touche in which Deloitte & Touche agrees (x) to conduct an audit of the Company's consolidated financial statements for the three most recent fiscal years in a manner consistent with Regulation S-X and (y) that the Seller shall be solely responsible for the audit fees and expenses, which letter shall be in full force and effect in the form attached hereto as Schedule 6.15.

                  6.16 Opinion of FCC Counsel. The Company shall deliver the opinion of Swidler Berlin Shereff Friedman, LLP, communications counsel to the Company, in form and substance reasonably satisfactory to the Purchaser.

                  6.17 Company Vendors. The Company shall have reached agreement with its space and terrestrial vendors to provide for: (i) deferral or forgiveness of amounts agreed to by the Purchaser and the Seller of liabilities otherwise payable to such vendors by December 31, 2003, with such liabilities to the extent not forgiven, to be deferred until no sooner than December 31, 2004; and (ii) a reduction in monthly liabilities otherwise due to such vendors during the period commencing on January 1, 2004 and ending no sooner than January 1, 2006 in aggregate amounts as agreed to by the Purchaser and the Seller.

                  6.18 Intercompany Services Agreement. The Intercompany Services Agreement shall have been executed and delivered by the parties thereto.

                                  SECTION 7.
                     Conditions to Closing of the Seller

                  The Seller's obligation to sell the Purchased Units to the Purchaser at the Closing is subject to the satisfaction on or prior to the Closing Date of each of the following conditions unless waived by the Seller:

                  7.1 Representations and Warranties Correct. The representations and warranties made by the Purchaser herein shall be true and correct in all material respects (or in all respects for any representation and warranty qualified as to materiality or Material Adverse Effect) on the Closing Date with the same force and effect as if they had been made on and as of the Closing Date, except to the extent that any such representation and warranty is made as of a certain date, in which case it shall be true and correct as of such certain date.

                  7.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date shall have been performed or complied with in all material respects.

                  7.3 Compliance Certificate. The Purchaser shall have delivered to the Seller a certificate of the Company, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 7.1 and
7.2 of this Agreement.

                  7.4 LLC Agreements. The LLC Agreement and the Subsidiary LLC Agreements shall have been executed and delivered by the parties thereto.

                  7.5 Transition Services Agreement. The Transition Services Agreement shall have been executed and delivered by the parties thereto.

                  7.6 FCC Consent. The FCC Consent shall have been obtained.

                                  SECTION 8.
                                   Covenants

                  8.1 Interim Covenants. Except as otherwise specifically contemplated by this Agreement or for consummation of the sale of Gentel in accordance with the Gentel Purchase Agreement, from the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Purchaser; the Seller and the Company shall (i) use commercially reasonable efforts consistent with past practice to keep the Company's business, as it is presently being conducted, and organization intact and shall not take or permit to be taken or do or suffer to be done anything other than in the ordinary course of its business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the Company's directors, officers, employees, independent contractors and agents and retain and maintain good relationships with the Company's clients and maintain the facilities in good condition and (iii) use its commercially reasonable efforts to maintain the goodwill and reputation associated with the Company's business, as it is presently being conducted. From the date of this Agreement until the earlier to occur of the Closing Date or the termination of this Agreement in accordance with its terms, except to the extent expressly permitted by this Agreement or otherwise consented to by an instrument in writing signed by the Purchaser, and without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to:

                  (a) Adopt or propose any change in its certificate of incorporation, certificate of formation or bylaws, other than solely as part of the LLC Conversion or a Subsidiary LLC Conversion;

                  (b) Merge or consolidate with any other entity or acquire all or substantially all of the assets of any other entity, other than solely as part of the LLC Conversion or a Subsidiary LLC Conversion;

                  (c) Issue or sell any equity, bonds, or other securities of which the Company or any Company Subsidiary is the issuer or grant, issue or change any options, warrants or other rights to purchase securities of such Company or any Company Subsidiary;

                  (d) Amend any term of any outstanding securities of the Company or any Company Subsidiary other than as part of the LLC Conversion or a Subsidiary LLC Conversion;

                  (e) Other than pursuant to Section 6.5, sell, lease or dispose of, or make any Contract for the sale, lease or disposition of, or subject to any Encumbrance, any of its properties or assets, other than in each case (i) in the ordinary and usual course of its business, (ii) consistent with the representations and warranties contained herein, (iii) not in breach of any of the provisions of this Section 8.1, (iv) in each case for a consideration at least equal to the fair value of such property or asset and
(v) for consideration less than or equal to $100,000;

                  (f) Other than in the ordinary course of business consistent with past practice, grant any salary increase or increase any bonus owed to, or increase the draw of, any of its officers, directors, employees or agents, or enter into any new, or amend or alter any existing, employment, bonus, incentive compensation, deferred compensation, profit sharing, retirement, severance, pension, option, group insurance, death benefit or other fringe benefit plan, trust agreement or other similar or dissimilar arrangement, or any employment or consulting agreement;

                  (g) Incur, assume or otherwise become directly or indirectly liable for any indebtedness for borrowed money, whether or not in the ordinary course of its business, or issue any commercial paper;

                  (h) Enter into any leases of real property or any material leases of equipment and machinery or make any capital expenditures, capital additions or capital improvements other than in the ordinary course of business consistent with past practice;

                  (i) Enter into any Contract (x) outside of the ordinary course of business or (y) in the ordinary course of business, (i) which would be required to be listed on Schedule 4.12 had it been entered into prior to the date hereof or (ii) in which any Affiliate of the Company or the Seller has any direct or indirect beneficial interest;

                  (j) Redeem, purchase or otherwise acquire, directly or indirectly, any equity or debt securities or any option, warrant or other right to purchase or acquire any such shares, or declare or pay any dividend or other distribution (whether in cash, equity or other property) with respect to its equity;

                  (k) Create, incur or assume any liability or indebtedness, except in the ordinary course of business consistent with past practices; or postpone or defer the creation, incurrence, or assumption of any liability or indebtedness that would otherwise be created, incurred or assumed in the ordinary course of business absent the execution of this Agreement;

                  (l) Pay or apply any of its assets to the direct or indirect payment, discharge, satisfaction or reduction of any amount, directly or indirectly, to or for the benefit of the Seller or any Affiliate thereof;

                  (m) Split, combine or reclassify any of its equity or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares its equity;

                  (n) Acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or assets in excess of $50,000 or the start-up of any new business, or otherwise acquire or agree to acquire all or substantially all of the assets of such company;

                  (o) Commit a breach of or amend in any material respect or terminate or waive any right of the Company or a Subsidiary under any Contract identified on Schedule 4.12, permit, license or other right;

                  (p) Guarantee the performance of, agree to keepwell or provide a similar undertaking with respect to any other Person;

                  (q) Enter into any other transaction that is (i) not negotiated at arm's length with an Affiliate of a Company or any officer or director of a Company or a member or stockholder, (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

                  (r) With respect to each Company Subsidiary, (i) make any change in its accounting methods or practices for Tax purposes, (ii) make any Tax election, (iii) amend any Tax Return, or (iv) settle or compromise any Tax liability, except, in each case, in the ordinary course of business consistent with past practice; or

                  (s) Agree to do any of the foregoing.

                  8.2 FCC Covenants. Pending and prior to the Closing, Seller and the Company shall:

                  (a) (i) maintain the validity of the Company Permits, and comply in all material respects with all requirements of the Company Permits and the rules and regulations of the FCC; and (ii) deliver to Purchaser, within ten (10) Business Days after filing, copies of any filings, reports, applications or responses to the FCC related to the Company, the Company Subsidiaries or the Company Permits that are filed between the date of this Agreement and the Closing Date; and

                  (b) upon receiving notice or otherwise becoming aware of any violation relating to the Company Permits, any violation by the Company or the Company Subsidiaries of any rules and regulations of the FCC, or any material violations under any other applicable Laws promptly notify the Purchaser and at the Seller's expense, use commercially reasonable efforts to cure all such violations prior to the Closing Date, whether such violations were known at the time of the execution of this Agreement or were discovered thereafter; provided, however, that Seller shall use its best efforts to complete the migration of its customer IP Planet from its Holmdel, New Jersey teleport facility to its Alexandria, Virginia teleport facility prior to the Closing Date.

                  8.3 Access to Information. From the date hereof until the Closing Date, the Seller and the Company will (a) give the Purchaser and its Representatives, including, without limitation, an observer, access upon reasonable notice to the offices, properties, books and records of the Company and the Seller relating to the Company, (b) furnish to the Purchaser and its Representatives, including, without limitation, an observer, such financial and operating data and other information relating to the Company and the Seller as such Persons may reasonably request, and (c) instruct the executive officers and senior business managers, employees, counsel, auditors and financial advisors of the Seller and the Company to cooperate with the Purchaser in its investigation; provided that any investigation pursuant to this Section 8.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Seller and the Company.

                  8.4 Notification of Certain Matters. From the date hereof through the Closing Date, the Seller shall promptly notify the Purchaser in writing of the occurrence or non-occurrence of any fact or event which has caused or could reasonably be likely to cause (x) any representation or warranty made by the Seller or the Company in this Agreement to be untrue or inaccurate in any material respect at any time or (y) any covenant, condition or agreement under this Agreement not to be complied with or satisfied by it in any material respect. From the date hereof through the Closing Date, the Seller shall promptly notify the Purchaser in writing of any notice or other communication from any Person alleging that the consent of such Person is a Required Consent. No such notification shall modify the representations or warranties of any party or the conditions to the obligations of any party hereunder.

                  8.5 Confidentiality. Each of the parties hereto shall hold, and shall cause its Affiliates and each of their Representatives to hold, in strict confidence all data and information (collectively, the "Information") obtained by such party (whether prior to or after the date of this Agreement) from any other party hereto and will treat and maintain such Information in substantially the same manner as the party obtaining such Information treats and maintains its own confidential information in the ordinary course of its business (unless such Information (i) is or becomes publicly available without the fault of the party obtaining such Information or its Representatives or
(ii) public disclosure of such Information is required by Law in the opinion of counsel to the party obtaining such Information, in which case such party may disclose only the part of such Information as such party determines in good faith is required by Law to be disclosed; provided, that prior to such disclosure, such party uses commercially reasonable efforts to advise and consult in advance with the other parties, as applicable, and their counsel as to such disclosure and the nature and wording of such disclosure and such party uses its commercially reasonable efforts to obtain confidential treatment therefore) and shall insure that its Representatives do not disclose such Information to others without the prior written consent of the other applicable parties. If the party obtaining any Information or any of its Representatives is requested to disclose any such Information, the party obtaining such Information will promptly notify the other applicable parties hereto, to permit them to seek a protective order or to take other appropriate action. The party obtaining such Information will also cooperate with the other applicable parties hereto in such other parties' efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Information. Notwithstanding the foregoing, the parties (and each Representative of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Transaction Documents beginning on the earliest of (i) the date of the public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction, or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction, provided, however, that no party (and no Representative thereof) shall disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the transactions contemplated by this Agreement and the other Transaction Documents (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities Law.

                  8.6 No Shop. Neither the Seller nor the Company shall, directly or indirectly, and the Seller and the Company shall cause their Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, any financing of or acquisition of the Company or its assets or equity, whether by way of asset purchase, equity purchase, merger or otherwise (a "Competing Transaction"), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of their Representatives, to take any such action. The Seller and the Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Seller and the Company shall, and shall use their best efforts to cause their Representatives to, notify the Purchaser orally and in writing promptly upon receipt of any inquiry, offer or proposal with respect to a Competing Transaction, including the identity of the Person making such inquiry, offer or proposal and stating the terms thereof. Neither the Seller nor the Company shall release any third-party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party.

                  8.7 Regulatory Filings

                  (a) As promptly as practicable and no later than ten (10) Business Days following the execution of this Agreement, Seller, the Company and Purchaser shall jointly file an application or applications with the FCC requesting FCC Consent ("Transfer of Control Application"). The Company, Seller and Purchaser will diligently take, or fully cooperate in the taking of, all necessary and proper steps, and provide any additional information reasonably requested, and use their respective reasonable commercial efforts to resolve and/or overcome objections that may be asserted by the FCC or any third-party, in order to obtain promptly the requested consent and approval of the Transfer of Control Application by the FCC. Each party will bear its own expenses in connection with the preparation, and prosecution of said application and shall each pay one-half of any filing fees required for the Transfer of Control Application. No transfer of control or assignment of the Company Permits shall occur without the receipt of the FCC Consent.

                  (b) Each party hereto shall promptly inform the other in writing of any communication from any antitrust or regulatory authority, whether domestic or foreign (including any such filings that may be required by the FCC) regarding any of the transactions contemplated by this Agreement. If any party receives a request for additional information or documentary material from any such authority with respect to the transactions contemplated by this Agreement, then such party will use its commercially reasonable efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request.

                  (c) In furtherance and not in limitation of the agreements contained in this Section 8.7, each of the Purchaser and the Seller shall use its commercially reasonable efforts to resolve such objections if any, as may be asserted by any such authority or any private party with respect to the transactions contemplated hereby under any applicable Law. In connection with the foregoing, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any applicable Law, each of the Purchaser and the Seller shall cooperate in all respects with the other and use its respective commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

                  (d) No party shall withdraw any such material filing or submission prior to the termination of this Agreement without the written consent of the other party.

                  (e) Notwithstanding the foregoing or any other covenant herein contained, in connection with the receipt of any necessary approvals as may be required under any other antitrust or regulatory Law or by any antitrust or regulatory authority, whether domestic or foreign (including any such filings that may be required by the FCC), neither the Company nor any of the Company Subsidiaries shall be entitled or required to divest or hold separate or otherwise take or commit to take any action that materially limits the Purchaser's freedom of action with respect of, or its ability to retain, the Company or any of the Company Subsidiaries or any material portions thereof or any of the material businesses, product lines, properties or assets of the Company or any of the Company Subsidiaries, without Purchaser's prior written consent.

                  (f) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require the Purchaser to divest or hold separate any assets or agree to materially limit its future activities, method or place of doing business, to commence any material litigation against any entity in order to facilitate the consummation of any of the transactions or to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the transactions contemplated in this Agreement.

                  8.8 Sale of Assets. In the event that the Company has not sold the assets identified on Schedule 8.8 (the "Scheduled Assets") by December 31, 2003, the Seller shall immediately make available an additional loan of up to $5,000,000 (the "Back-Stop Loan") pursuant to the terms of the Parent Credit Agreement. Nothwithstanding the foregoing, the Seller may, in lieu of making the Back-Stop Loan, purchase the Scheduled Assets for an amount equal to the amount of the Back-Stop Loan that it otherwise would have made pursuant to the preceding sentence. In the event Seller is required to make a Back-Stop Loan, Seller and Purchaser shall reasonably cooperate to identify and generate other asset sales to generate additional cash to further reduce the outstanding balance of the Back-Stop Loan to zero.

                  8.9 Nonsolicitation. Prior to the Closing (or, in the event this Agreement is terminated prior to Closing, during the twenty-four month period following such termination), the Purchaser shall not, directly or indirectly, without the prior written consent of the Seller or as specifically contemplated by the Agreement, (a) hire or attempt to hire any then-current employee of the Seller or any Seller Party for any type of employment, (b) induce or attempt to induce any then-current employee of the Seller or any Seller Party to leave his or her employ with such Person or in any way interfere with the relationship between the Seller or any Seller Party and any of its employees, or (c) induce or attempt to induce any supplier, licensee, licensor, franchisee, or other business relation of the Seller or any Seller Party to cease doing business with it or in any material way interfere with the relationship between the Seller or any Seller Party and any customer or business relation thereof; provided, however, that the foregoing shall not prevent the Purchaser from (x) placing general advertisements in trade or other publications or on the Internet offering employment, (y) hiring any employee, who for the six-month period prior to the date of hire was not, to the knowledge of Purchaser, employed by the Seller or any then-current Seller Party or (z) doing business in the ordinary course with any such supplier, licensee, licensor, franchisee, customer, or other business relation.

                  8.10 MTN Purchase Agreement; Gentel Purchase Agreement. The Purchaser agrees that the Company shall indemnify the Seller for any Losses incurred by the Seller pursuant to (i) Article 11 of the MTN Purchase Agreement relating to the Seller's obligations as primary obligor for any breach by the Company of (x) Section 6.7 of the MTN Purchase Agreement, to the extent the obligations thereunder are not terminated or (y) the MTN Services Agreement, and (ii) Section 6.4 of the Gentel Purchase Agreement for any breach by the Company of its obligations thereunder. The indemnification pursuant to this Section 8.10 expressly excludes any Losses incurred by Seller as a result of any breach by Seller of any of its direct obligations pursuant to either Section 6.7 of the MTN Purchase Agreement or Section 6.4 of the Gentel Purchase Agreement.

                  8.11 Capital Contribution . In addition to the capital contributions set forth in Section 4.31 hereof, prior to the Closing, the Seller shall make a capital contribution of $2,000,000 to the Company.

                                  SECTION 9.
                                Indemnification

                  9.1 Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until eighteen (18) months after the Closing Date, notwithstanding any investigation at any time made by or on behalf of any party hereto; provided however that the representations in Sections 4.1, 4.2, 4.3, 4.8, 4.21, 4.22 and 4.31 shall survive until the expiration of the applicable statute of limitations plus 30 days. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under
Section 9.2 or 9.3 shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof giving rise to such right to indemnity shall have been given to the party against whom such indemnity may be sought prior to such time. All covenants made by any party shall survive the Closing Date pursuant to their terms.

                  9.2 Indemnification.

                  (a) The Seller and the Company hereby, jointly and severally, indemnify the Purchaser and its Affiliates and their respective officers, members, partners, directors, employees and agents (a "Purchaser Party") against, and agree to hold each of them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) (collectively, "Losses") incurred or suffered by a Purchaser Party, whether in an action between (x) a Purchaser Party and the Seller or the Company or (y) a Purchaser Party and a third-party, in connection with, resulting from or arising out of:

                  (i) any misrepresentation, inaccuracy or breach of representation and warranty made by the Seller or the Company pursuant to this Agreement;

                  (ii) any breach of covenant or agreement to be performed by the Seller or the Company (pre-Closing) pursuant to this Agreement; or

                  (iii) those items identified on Schedule 9.2(a)(iii).

                  (b) The Purchaser (or the Company with respect to the items on Schedule 9.2(b)(iii)) hereby indemnifies the Seller and its Affiliates (other than the Company and Company Subsidiaries) and their respective officers, directors, employees and agents (a "Seller Party") against, and agrees to hold each of them harmless from, any and all Losses incurred or suffered by a Seller Party, whether in an action between (x) a Seller Party and the Purchaser or (y) a Seller Party and a third-party, in connection with, resulting from or arising out of:

                  (i) any misrepresentation, inaccuracy or breach of representation and warranty made by the Purchaser pursuant to this Agreement;

                  (ii) any breach of a covenant or agreement to be performed by the Purchaser pursuant to this Agreement; or

                  (iii) those items identified on Schedule 9.2(b)(iii).

                  (c) Notwithstanding anything contained in Section 9.2 to the contrary, there shall be no liability for indemnification under this Section 9.2, (i) unless the aggregate amount of Losses exceeds $250,000 (the "Indemnity Basket") at which time the Indemnifying Person shall be liable for the entire amount of the Losses, including the Indemnity Basket and (ii) unless the Indemnified Person delivers to the Indemnifying Person written notice, setting forth in reasonable detail the identity, nature and amount of Losses related to such claim or claims in accordance with Section 9.3(b). The Indemnifying Person shall not be obligated to pay more than $3,000,000 (the "Indemnity Cap") under this Section 9; provided, however, that, with respect to indemnification obligations which arise out of or in connection with
Section 9.2(a)(iii), (x) the Indemnity Cap shall be $5,000,000, inclusive of amounts paid by the Indemnifying Person for all Losses, if any, not arising out of or in connection with Section 9.2(a)(iii), (y) payments shall be made to the Company (and not to the Purchaser), and (z) the provisions of Section 9.2(f) shall not apply to such indemnification obligations.

                  (d) Notwithstanding anything contained in Section 9.2(c) to the contrary, the Indemnity Basket shall not apply in the event that liability of an Indemnifying Person arises out of or in connection with a breach of the representations or warranties in Sections 4.1, 4.2, 4.3, 4.8, 4.21, 4.22, 4.31 or indemnification pursuant to Section 9.2(a)(iii) or Section 9.2(b)(iii).

                  (e) Notwithstanding the foregoing provisions of this Section 9.2, if the Closing occurs, (i) the Seller hereby waives any right of contribution, reimbursement or other rights of recovery that it might otherwise have against the Company in connection with any such indemnification or other obligations and (ii) the Company shall be deemed to be a Purchaser Party, and (iii) the Company shall have no indemnification obligations for any representations or warranties made hereunder, all such indemnification obligations to be borne by the Seller.

                  (f) In determining the Losses incurred or sustained by an Indemnified Person and in determining the amount of the Loss subject to indemnification, the relative ownership of the Company (post-Closing) and all other appropriate measurements or factors shall be taken into account. By way of example, in case of a Loss resulting solely from a breach of Section 4.16, Purchaser's Loss for such purposes shall be 66.67% of the amount of such undisclosed liability.

                  9.3 Procedures; No Waiver.

                  (a) All claims for indemnification by an Indemnified Person pursuant to this Section 9 shall be made in accordance with the provisions of this Section 9.3.

                  (b) A party entitled to indemnification under this Section 9 (the "Indemnified Person") shall give prompt written notification to the Person obligated to provide such indemnification (the "Indemnifying Person") of the commencement of any action, suit or proceeding relating to a claim between the parties or a third-party claim for which indemnification pursuant to this Section 9 may be sought describing the claim in reasonable detail and furnishing copies of any court papers or other documents received in connection with such claim; provided, however, that no delay on the part of the Indemnified Person in notifying the Indemnifying Person shall relieve the Indemnifying Person from any liability or obligation under this Section 9 except to the extent of any damage or liability caused solely by or arising solely out of such delay. With respect to any claim by a third-party, within 20 days after delivery of such notification, the Indemnifying Person may, upon written notice thereof to the Indemnified Person, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnified Person. The Indemnified Person may participate in such defense with counsel of its choice, but the fees and expenses of such counsel shall be at the expense of the Indemnified Person unless: (i) the Indemnifying Person shall have failed to assume the defense of such action,
(ii) the Indemnifying Person fails to provide the Indemnified Person with reasonable evidence that the Indemnifying Person will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations hereunder, or (iii) if the named parties to any such action or proceeding include both the Indemnified Person and the Indemnifying Person and the Indemnified Person shall have been advised by counsel that there may be one or more legal defenses available to such Indemnified Person that are different from or in addition to those available to the Indemnifying Person. In any event, the Indemnifying Person shall not be liable for fees and expenses of more than one counsel. The party controlling a defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto. The Indemnified Person will not consent to the entry of any judgment or enter into any settlement with respect to the third-party claim without the prior written consent of the Indemnifying Person (not to be unreasonably withheld, delayed or conditioned) unless (i) the Indemnifying Person fails to assume the defense of such third-party claim or (ii) such consent or settlement includes the unconditional release of the Indemnifying Person from all liability arising out of such third-party claim (including any liability of the Indemnifying Person hereto with respect to such third-party claim). The Indemnifying Person will not consent to the entry of any judgment or enter into any settlement with respect to the third-party claim without the prior written consent of the Indemnified Person (not to be unreasonably withheld, delayed or conditioned) unless such consent of settlement (i) includes an unconditional release of the Indemnified Person from all liability arising out of such third-party claim,
(ii) does not contain any admission of liability on behalf of the Indemnified Person, and (iii) does not contain any equitable order, judgment or term which restrains or interferes with the business of the Indemnified Person.

                  9.4 Right to Setoff. In the event that the Seller has an indemnification obligation to the Purchaser, the Purchaser shall be permitted to seek satisfaction of such obligation through an offset against the Contingent Payment. The remedy of offset shall be in addition to and not in limitation of any injunctive relief or other rights and remedies which the Purchaser may have at Law or in equity.

                  9.5 Tax Matters. Notwithstanding anything contained in this Agreement to the contrary, Section 10 and Section 4.19 shall be the sole provisions governing Tax matters and indemnities therefor under this Agreement.

                  9.6 Sole Remedy. Except for fraud, and subject to Sections 9.4, 9.5 and 11.2 and any party's right for equitable relief, the indemnification provisions of this Section 9 shall constitute the sole and exclusive remedy of the parties hereto for any inaccuracy, untruth, incompleteness or other breach of any representation or warranty contained in or made pursuant to this Agreement or for any breach of or failure to perform any covenant made in this Agreement, and the parties each waive any other remedy, which they or any other Person entitled to indemnification hereunder may have at Law or in equity with respect thereto.

                  9.7 Consequential Damages. Neither of the Purchaser nor the Seller shall be liable to the other for, and each party hereby waives, claims for punitive, special, exemplary, indirect, incidental, consequential or similar damages, and the multiplied portion of damages, however arising, even if a party has been advised of the possibility of such damages including damages for loss of profits, loss of use or revenue, or losses by reason of cost of capital, arising out of or related to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or other legal or equitable principle, and each of the Purchaser and the Seller releases the other from liability for any such damages.

                  9.8 Insurance. The Indemnifying Person shall be subrogated to the rights of the Indemnified Person in respect of any insurance relating to Losses to the extent of any indemnification payments made (provided that the Indemnifying Person shall not be entitled to subrogation to the extent the Indemnity Basket or the cap under Section 9.2(c) hereof was applied to the indemnification claim); provided that the Indemnified Person shall not be obligated to make an insurance claim if the Indemnified Person in its reasonable judgment believes that the cost of pursuing such an insurance claim together with any corresponding increase in insurance premiums or other chargebacks to the Indemnified Person would exceed the value of the claim for which the Indemnified Person is seeking indemnification.

                  9.9 Mitigation. Each Indemnified Person shall consult and cooperate with the Indemnifying Person and shall take all other actions (but not including the payment of money) as may be reasonably required or reasonably necessary to mitigate, to the extent reasonably practicable, Losses in connection with claims for which an Indemnified Person seeks indemnification pursuant to Section 9; provided, however that failure to mitigate such Losses shall not diminish any claim for indemnification or relieve the Indemnifying Person from any liability or obligation under this
Section 9.

                                 SECTION 10.
                                  Tax Matters

                  10.1 Indemnity.

                  (a) The Seller hereby indemnifies the Purchaser, the Company and the Company Subsidiaries and their Affiliates and their respective officers, members, partners, directors, employees, and agents against, and agree to hold them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) with respect to the following Taxes (without duplication and whether or not disclosed on Schedule 4.19): (i) Taxes imposed on or with respect to the Company or any Company Subsidiary with respect to Tax periods ending on or before the Closing Date; (ii) with respect to the Straddle Period (as defined below), Taxes imposed on or with respect to the Company or any Company Subsidiary that are allocable, pursuant to Section 10.1(b), to the portion of such period ending on and including the Closing Date; (iii) Taxes imposed on or with respect to Seller, the Company or any Company Subsidiary with respect to the transactions contemplated in Section 6.5; (iv) Taxes (other than Taxes on or with respect to the Company or any Company Subsidiary described in Section 10.1(c)(i) or Section 10.1(c)(ii)) imposed on any member of any affiliated group with which any of the Company or any Company Subsidiary files or has filed a Tax Return on a consolidated, combined or unitary basis (or any similar basis under state, local or foreign Law) as a result of being a member of such group prior to the Closing; (v) any misrepresentation, inaccuracy or breach of representation and warranty made by the Company or any Company Subsidiary pursuant to Section 4.19 (without regard to any materiality qualifications therein); (vi) Taxes for which the Seller is responsible under Section 10.4; and (vii) all Tax obligations of the Seller, the Company or any Company Subsidiary pursuant to Section 6.12 of the MTN Purchase Agreement.

                  (b) In the case of any Tax period that includes but does not end on the Closing Date (a "Straddle Period"), Taxes of the Company and the Company Subsidiaries for the Straddle Period shall be computed as if the Company and the Company Subsidiaries had not been included in a consolidated, combined or unitary Tax Return with the Seller or any other corporation, but rather, as if the Company and the Company Subsidiaries had filed a consolidated, combined or unitary Tax Return as a separate affiliated group to the extent that filing in such manner would have been allowed by the applicable Tax authority if the Seller had not owned any of the equity of the Company and the Company Subsidiaries or, to the extent that filing in such manner would not have been allowed by the applicable Tax authority, on an entity-by-entity basis, and otherwise consistent with past practice and shall be allocated to the portion of the Straddle Period ending on the Closing Date using an interim-closing-of-the-books method assuming that such Tax period ended at the close of the Closing Date, except that (A) exemptions, allowances or deductions that are allowed on an annual basis shall be apportioned on a per-diem basis and (B) real property, personal property, intangibles and other similar Taxes shall be allocated in accordance with the principles of Section 164(d) of the Code.

                  (c) The Company and each Company Subsidiary hereby indemnify the Seller, any Seller Affiliate, the Purchaser, any Purchaser Affiliate and their respective officers, members, partners, directors, employees and agents against, and agree to hold them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) with respect to (i) Taxes imposed on or with respect to the Company or any Company Subsidiary (which, for the avoidance of doubt, excludes income Taxes imposed on owners of the Company under Code
Section 701 or comparable provisions of state, local, or foreign Law) with respect to Tax periods beginning after the Closing Date and (ii) Taxes imposed on or with respect to the Company or any Company Subsidiary (which, for the avoidance of doubt, excludes income Taxes imposed on owners of the Company under Code Section 701 or comparable provisions of state, local or foreign
Law) with respect to any Straddle Period to the extent allocable, pursuant to
Section 10.1(b), to the portion of such Straddle Period beginning after the Closing Date. The Purchaser, the Company, and each Company Subsidiary hereby indemnify the Seller, any Seller Affiliate, and their respective officers, members, partners, directors, employees, and agents against, and agree to hold them harmless from, any and all damages, claims, debts, actions, assessments, judgments, losses, liabilities, fines, fees, penalties and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) with respect to Taxes for which Purchaser is responsible under
Section 10.4.

                  (d) Whenever either Seller or Purchaser shall be required to pay the other an amount due pursuant to this Section 10, such payment shall be made at least two days before the Seller or Purchaser, as the case may be, is required to pay the related Tax liability.

                  10.2 Tax Returns.

                  (a) Except as provided in Section 10.4, the Seller shall prepare and file (or cause to be prepared and filed) in a timely manner all Tax Returns relating to the Company and the Company Subsidiaries for any Tax period that ends on or before the Closing Date. The Purchaser shall prepare and file (or cause to be prepared and filed) in a timely manner all other Tax Returns relating to the Company and the Company Subsidiaries for Tax periods ending after the Closing Date (including any Straddle Period). With respect to any Tax Return required to be filed hereunder by the Purchaser after the Closing Date, and as to which an amount of Tax is allocable to Seller under
Section 10.1(b) hereof, the Purchaser shall provide Seller with a copy of such completed Tax Return, and statement setting forth the amount of Tax shown on such Tax Return that is allocable to Seller pursuant to Section 10.1(b) hereof, at least twenty days prior to the due date (including any extension thereof) for the filing of such Tax Return, and Seller shall have the right to review and comment on such Tax Return and statement within 10 days of receiving such Tax Return from Purchaser. The Purchaser shall consider in good faith Seller's comments in preparing the final version of such Tax Return that is filed.

                  (b) In furtherance of Sections 10.1 and 10.2(a) hereof (i) Seller shall pay or cause to be paid when due and payable all Taxes with respect to the Company or any Company Subsidiary for any Tax period ending on or before the Closing Date, and (ii) the Purchaser shall pay or cause to be paid when due and payable (x) all Taxes with respect to the Company or any Company Subsidiary for any Tax period beginning after the Closing Date, and
(y) all Taxes with respect to the Company or any Company Subsidiary for any Straddle Period (subject to its right of indemnification from Seller by the date set forth in Section 10.1(d) for Taxes attributable to the Seller for such Straddle Period pursuant to Section 10.1(b)).

                  (c) The Seller, the Company, the Company Subsidiaries and the Purchaser shall reasonably cooperate, and shall cause their respective Representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other on a mutually convenient basis all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all Tax periods relating to Taxes. The Purchaser and Seller agree that from and after the Closing Date, Seller, the Purchaser, the Company, and the Company Subsidiaries (including their Affiliates and successors) shall (A) retain and maintain all such records including (but not limited to) all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Company Subsidiaries for each Tax period first ending after the Closing Date and for all prior Tax periods until the later of (i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (ii) six years following the due date (without extension) for such Tax Returns, and (B) allow Seller and the Purchaser and their agents and Representatives (and agents or Representatives of any of their Affiliates), upon reasonable notice and at mutually convenient times to inspect, review and make copies of such records (at the expense of the party requesting the records) as Seller and the Purchaser may deem reasonably necessary or appropriate from time to time.

                  10.3 Tax Contests.

                  (a) After the Closing Date, either of the Seller or the Purchaser shall notify the other upon receipt of written notice of the commencement of any Tax audit, inquiry, assessment, or administrative or judicial proceeding (a "Tax Contest") that, if determined adversely to the taxpayer or after the lapse of time, could be grounds for indemnification under Section 10.1. Such notice shall be in writing and shall contain factual information (to the extent known to the notifying party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. Notwithstanding the foregoing, any delay or failure by the Seller or the Purchaser to give notice to the other as required by this Section 10.3(a) shall not relieve either the Seller or the Purchaser of its obligations under Section 10.1 or Section 10.2 unless the obligated party is materially prejudiced thereby.

                  (b) If such Tax Contest involves Taxes of the Company and/or the Company Subsidiaries for a Tax period ending on or before the Closing Date (a "Pre-Closing Tax Contest") for which Seller is liable (taking into consideration any indemnification obligations pursuant to this Agreement), Seller may elect to control, at its own expense, such Pre-Closing Tax Contest; provided, however, that if the resolution of such Tax Contest could be expected to impact in any manner the Tax liability or Tax Return of the Company or any Company Subsidiary for any taxable period ending after the Closing Date (i) Seller shall allow the Purchaser to participate in any such Pre-Closing Tax Contest at the Purchaser's sole expense and (ii) Seller shall keep Purchaser reasonably informed with respect to the commencement, status and nature of any such Pre-Closing Tax Contest involving any Tax liability of the Company or the Company Subsidiaries. If Seller does not elect to control such Pre-Closing Tax Contest, the Purchaser, Company or a Company Subsidiary may pay, compromise, or contest such asserted Tax liability. In any event, neither the Purchaser nor the Seller may settle or compromise such Pre-Closing Tax Contest without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.

                  (c) Notwithstanding the foregoing, with respect to Tax Contests relating to a Straddle Period, each of the Purchaser and Seller may participate and jointly control at their own expense the Tax Contest; provided, however, that neither party shall settle or compromise such Tax Contest without the consent of the other party, which consent shall not unreasonably be withheld, conditioned or delayed. The principle set forth in the preceding sentence shall govern also for purposes of deciding any issue that must be decided jointly (in particular, choice of judicial forum).

                  10.4 Transfer Taxes. Notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, stamp, registration and other such Taxes incurred in connection with the transactions contemplated by this Agreement (collectively, "Conveyance Taxes") shall be paid one-half by the Seller and one-half by the Purchaser. Seller shall, at its own expense, file all necessary Tax Returns with respect to all such Conveyance Taxes, and, to the extent required by applicable Law, the Purchaser shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns. Seller shall use commercially reasonable efforts to provide the Purchaser with copies of such Tax Returns at least twenty days prior to the last date for timely filing of such Tax Returns (giving effect to any valid extensions thereof). Purchaser shall have the right to review and comment on such Tax Returns within 10 days of receiving them from Seller. Seller agrees to consider in good faith Purchaser's comments in preparing the final version of the Tax Returns that are filed.

                  10.5 Tax Refunds. Any refunds or credits of Taxes shall be for the account of the party responsible under this Section 10 for bearing the Taxes that generated such refund or such credit (taking into account any reimbursement of a party paying such Taxes in the first instance). Each of Seller and Purchaser agrees to notify the other promptly in writing if it or any of its Affiliates receives a refund or a credit to which the other party is entitled pursuant to the preceding sentence, and to pay promptly such notified party in cash the amount of such refund or credit.

                  10.6 Survival. Notwithstanding anything in this Agreement to the contrary, any claim to be made pursuant to Section 10.1, 10.4 or 10.5 hereof must be made before the expiration (giving effect to any valid extensions, waivers and tolling periods) of the applicable statutes of limitations, plus 30 days, relating to the Taxes at issue.

                  10.7 Tax Sharing Agreements. From and after Closing, the Company and each Company Subsidiary shall have no liability under any Tax sharing agreement, whether written or oral, pursuant to which one or more of the Company or any Company Subsidiary (on the one hand) and Seller, or any Affiliate of Seller other than the Company or any Company Subsidiary (on the other hand) are parties.

                  10.8 Miscellaneous.

                  (a) The parties agree to treat all payments made under this
Section 10 and under Section 9 as adjustments to the Purchase Price, or as capital contributions, as the case may be, for all Tax purposes.

                  (b) Notwithstanding anything contained in this Agreement to the contrary, this Section 10 and Section 4.19 shall be the sole provisions governing Tax matters and indemnities therefor under this Agreement.

                  (c) To the extent permitted by applicable Law, the parties will treat and report for purposes of U.S. federal income Taxes the transactions contemplated by this Agreement consistently with the principles of Internal Revenue Service Revenue Ruling 99-5, 1999-1 C.B. 434. Accordingly, for U.S. federal income Tax purposes the parties agree to treat, to the extent permitted by applicable Law, Purchaser's acquisition of equity interests in the Resulting LLC as a purchase by Purchaser of an undivided interest in each of the assets of the Resulting LLC from Seller, followed by a deemed contribution by Seller and Purchaser of their interests in the assets of the Resulting LLC to the Resulting LLC in exchange for equity interests in the Resulting LLC.

                                  SECTION 11.
                                 Termination

                  11.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by mutual written agreement of the parties; or

                  (b) by the Seller, on the one hand, or by the Purchaser, on the other hand, if the Closing shall not have occurred on or before December 31, 2003 (the "Expiration Date"); provided that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a party whose material misrepresentation, material breach of warranty or failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                  (c) by the Seller, on the one hand, or by the Purchaser, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants or agreements contained herein, and the curing of such default in all material respects shall not have been made before the Expiration Date; or

                  (d) by the Seller, on the one hand, or by the Purchaser, on the other hand, if there shall be a final nonappealable order of a Federal or state court in effect preventing the consummation of the transactions contemplated by this Agreement; or there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions by any Governmental Entity which would make the consummation of the transactions contemplated hereby illegal.

                  11.2 Effect of Termination.

                  (a) If this Agreement is terminated as permitted by Section 11.1(a) or (d), except as set forth below, such termination shall be without liability of any party (or any shareholder, member, director, officer, employee, agent, consultant or representative of such party) to any other party to this Agreement. If this Agreement is terminated as permitted by
Section 11.1(b) or (c), such termination shall be without prejudice to any rights that the terminating party or parties may have against the breaching party or parties or any other Person under the terms of this Agreement or otherwise. The provisions of this Section 11.2 and Sections 8.4, 9 and 12.7 shall survive any termination hereof pursuant to Section 11.1.

                  (b) If this Agreement is terminated by the Purchaser (x) due to breach of Section 8.6, or (y) pursuant to Section 11.1(c) due to a willful and material breach on the part of the Company or Seller of any of the covenants or agreements contained herein, then the Seller and the Company, jointly and severally, shall pay to the Purchaser, by wire transfer of immediately available funds, an amount equal to $3,000,000 and fees and expenses (the "Break-Up Fee"). Notwithstanding the receipt of the Break-Up Fee, the Purchaser can exercise all of the rights and remedies it may have at Law or in equity, including, without limitation, those arising under Section 9.

                  (c) If this Agreement is terminated by the Purchaser pursuant to Section 11.1(c), other than a termination for which the Purchaser receives the Break-Up Fee, then the Seller and the Company, jointly and severally, shall pay to the Purchaser, by wire transfer of immediately available funds, an amount equal to the reasonable out-of-pocket costs and expenses that the Purchaser has incurred in connection with the transactions contemplated by this Agreement, plus $200,000, less $180,000 previously paid to the Purchaser by the Seller. Such amount shall represent the entire amount that the Purchaser is entitled to receive with respect to such expenses, including, but not limited to, fees and expenses of the Purchaser's counsel.

                                 SECTION 12.
                                 Miscellaneous

                  12.1 Governing Law; Jurisdiction. The internal Laws, and not the Laws of conflicts (other than Section 5-1401 of the General Obligations Law of the State of New York), of New York shall govern the enforceability and validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, every party agrees that service of process on such party as provided in Section 12.4 shall be deemed effective service of process on such party.

                  12.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto, including, without limitation, in the case of the Company, the Resulting LLC. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, and any such assignment, delegation or other transfer in contravention of this Agreement shall be null and void.

                  12.3 Entire Agreement; Amendments. This Agreement (including all Exhibits and Schedules hereto) and the other Transaction Documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof and supercedes and replace all other prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and thereof, including, without limitation, the June 17, 2003 letter of intent. There are no representations, warranties or covenants other than those set forth in this Agreement and the other Transaction Documents. This Agreement may be amended and any term hereof may be amended or waived, but only if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  12.4 Notices, etc. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be hand delivered, sent by nationally-recognized overnight courier, mailed postage prepaid by registered or certified mail or transmitted by facsimile transmission (with immediate telephonic confirmation thereafter),

         (a)      if to the Seller or the Company (pre-Closing), to:

                  American Tower Corporation
                  116 Huntington Avenue
                  Boston, Massachusetts 02106
                  Facsimile No.:  (617) 375-7575
                  Attention:  General Counsel

                  with a copy to (which shall not constitute notice):

                  King & Spalding LLP
                  1185 Avenue of the Americas
                  New York, New York 10036
                  Facsimile No.:  (212) 556-2222
                  Attention:  John L. Graham, Esq.

         (b)      if to the Purchaser or the Company (post-Closing), to:

                  Verestar Manager, LLC
                  c/o Rare Medium Group, Inc.
                  19 West 44th Street, Suite 507
                  New York, New York  10036
                  Facsimile No.:  (212) 730-7524
                  Attention:  Robert C. Lewis, Esq.

                  with a copy to (which shall not constitute notice):

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Facsimile No.:  (212) 735-2000
                  Attention:  Gregory A. Fernicola, Esq.

or at such other address as the parties may specify by written notice to the others, and each such notice, request, consent and other communication shall for all purposes of this Agreement be treated as being effective or having been given when delivered if delivered personally, on the next Business Day if dispatched by overnight courier, if sent by mail, at the earlier of its receipt or seventy-two (72) hours after the same has been deposited in a regularly maintained receptacle for the deposit of United States mail, addressed and postage prepaid as aforesaid, or upon receipt of facsimile confirmation if transmitted by facsimile.

                  12.5 Delays or Omissions. No failure, delay or omission to exercise any right, power or remedy accruing to any party to this Agreement shall impair any such right, power or remedy of such party, nor shall it be construed to be a consent to or waiver of any such breach or default or an acquiescence thereto, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any breach or default be deemed a consent or waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by Law or otherwise afforded to any holder, shall be cumulative and not alternative except as otherwise specified herein.

                  12.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  12.7 Expenses. Except as provided in Sections 4.21, each party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Documents, including, without limitation, all fees and expenses of counsel and other Representatives.

                  12.8 Titles and Subtitles. The titles of the paragraphs and subparagraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                  12.9 Jury Waiver. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                  12.10 No Announcements. At the proper time, as determined by the parties hereto in good faith consultation with each other, the parties hereto shall issue a press release or make a public statement concerning this Agreement and the related transactions containing disclosure which is mutually agreeable to the parties; provided, that prior to the issuance of a press release, none of the parties hereto shall make any announcement of such transaction or disclose the existence of and/or particulars of any negotiations related thereto, including, but not limited to, the terms, conditions, consideration to be paid or other facts related to this Agreement and the related transactions. Notwithstanding the foregoing, the Seller or the publicly-traded member of the Purchaser may make such disclosures as may be required (based on the advice of counsel) due to its status as a public company, after good faith consultation with the other parties hereto.

                  12.11 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted successors and assigns, any legal or equitable rights hereunder.

                  12.12 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

                  12.13 Commercially Reasonable Efforts. The parties shall each cooperate with the other and use (and shall cause their respective Subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective all the transactions contemplated by this Agreement as soon as practicable, including, without limitation, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtain all Required Consents.

                  12.14 Specific Performance. In addition to any other remedies that any party hereto may have at Law or in equity, the Purchaser, the Company and the Seller hereby acknowledge that the transactions contemplated by this Agreement are unique, and that the harm to a party (the "Non-Breaching Party") resulting from any breach by another party (the "Breaching Party") of its obligations under this Agreement cannot be adequately compensated by damages. Accordingly, the Non-Breaching Party shall have the right to have all obligations, undertakings, agreements, covenants and other provisions of this Agreement specifically performed by the Breaching Party, and the Non-Breaching Party shall have the right to obtain an order or decree of such specific performance in any of the courts set forth in Section 12.1.

                  12.15 Construction. All references to the knowledge of the Company or the Seller or to facts known by the Company or the Seller shall mean all facts which are known by the Company or the Seller, or the individuals identified on Schedule 12.15, or which should have been known by such Persons, in each case after reasonable inquiry.

                           [EXECUTION PAGE FOLLOWS]

                  IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date set forth above.

                                          AMERICAN TOWER CORPORATION


                                          By:  /s/ Bradley E. Singer
                                               -----------------------------
                                               Name:  Bradley E. Singer
                                               Title: CFO and Treasurer


                                          VERESTAR, INC.


                                          By:  /s/ Raymond O'Brien
                                               -----------------------------
                                               Name:   Raymond O'Brien
                                               Title:  President and COO


                                          VERESTAR MANAGER, LLC


                                          By:  /s/ Jeffrey A. Leddy
                                               ------------------------------
                                               Name:  Jeffrey A. Leddy
                                               Title: CEO




















               [Signature Page to Securities Purchase Agreement]